Exhibit 99.4

SUBLEASE MODIFICATION AGREEMENT

SUBLEASE MODIFICATION AGREEMENT dated this „£ day of January, 2005, between Automated Systems National Network, Inc., with offices located at 90 Pratt Oval, Glen Cove, NY 11542 ("Overtenant"), and Intellidyne LLC, with offices located at 2973 Brentwood Court, Wantagh, NY 11793 ("Undertenant") (collectively, the "Parties.")

IN CONSIDERATION OF the mutual covenants between the Parties and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Sublease agreement between the Parties, dated February 1, 2002 ("Sublease") (as modified by separate Sublease Agreement dated January 6, 2003, a copy of which is attached hereto as Exhibit A), shall be modified as follows:

1. Premises. The premises being rented by Undertenant as referenced in the Sublease shall be modified, in accordance with the highlighted areas of the graphical illustration attached hereto as Exhibit B, to include all space rented by Automated Systems National Network, Inc. to William O'Connor and Aidan Scott pursuant to a separate sublease agreement dated November 14, 2002.

2. Rent. The yearly rent of the Sublease shall be $42,000, payable by Undertenant to the Overtenant in twelve equal monthly installments of *$3,500*. In addition, irrespective of measured footage, Undertenant shall be responsible to pay 40% of the Common Area Maintenance and real estate taxes paid by Overtenant. Undertenant shall forward all such payments to Overtenant within ten (10) business days of receiving a statement of such costs from Overtenant.

3. Security. The security for the Undertenant's performance shall be *$5,066.67*, $2,000.00 of which is due and payable upon execution of this Agreement.

4. Effective Date. This Agreement takes effect on February 1, 2005 (the "Effective Date"), and continues until the present term of the Sublease expires on July 31, 2006.

5. Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

Miscellaneous Provisions

6. This Agreement incorporates and is subject to the Sublease, which is hereby referred to and incorporated as if it were set out here at length.

7.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Agreement has
been executed for and on behalf of each party	National
by and through its authorized representative on	Network,
this 26th day of January.

Intellidyne LLC By: ______ NanY~C~ NI ~ ~ Title:
SUBLEASE MOD AGR 2005-01-26
Page 1 of2

.4,
SUBLEASE AGREEMENT

Agreement dated as of January 6, 2003 between Automated Systems National Network, Inc. (a/k/a "Call Compliance.com") with offices located at 90 Pratt Oval, Glen Cove, NY 11542 ("Overtenant"), .and the Intellidyne LLC, with offices located at 2973 Brentwood Court, Wantagh, NY 11793 ("Undertenant").

The parties agree as follows:

1. That the existing sublease agreement between Undertenant and Overtenant, dated February 1, 2002 (the "Lease"), terminates as of February 1, 2003, and that all rights and privileges granted Undertenant therein shall accordingly cease as of February 1, 2003.

2. That Undertenant desires to continue to occupy the premises detailed in the Lease (the "Premises") beyond the Lease end-date of February 1, 2003.

3. That Overtenant agrees to continue subleasing the Premises to Undertenant starting on February 1,2003, and continuing thereafter on a month-to-month basis.

4. That all terms and conditions of the Lease (except the term provision), shall apply to this month-to-month tenancy granted Undertenant by Overtenant.

5. That either party can terminate this month-to-month tenancy agreement at will upon 60-days advance notice to the other party. This notice shall be in writing, and the 60-day notice period shall commence on the first day of the first month following the month in which the notice is delivered to the other party.

Undertenant	Overtenant
Intellidyne, LLC	Automated S ms National Network, Inc.

SUBLEASE MOD AGR 2005-01-26

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(Print name and title)

	"00 2O~ 2"	Looooa cli:
0058L3 2?,"

Int&lidyne LLC
2042

Call		1/27/2005
Compliance		additional security as per revised lease
RentOffice		agreement
2,000.00

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Intlic Checking

Term: Parties to this Sublease:
Information from Over-Lease:
Over-
Lease.	Premises rented:

Use of
SUBLEASE AGREEMENT
The parties agree as follows: 8. February 1, 2002

Overtenant: Automated Systems National Network, Inc. (a/k/a "Call Compliance.com")

Address for notices: 81 Hazel Street, Glen Cove, NY 11542 You, the Undertenant: Intellidyne LLC Address for notices: 2973 Brentwood Court, Wantagh, NY 11793

If there are more than one Overtenant or Undertenant, the words "Overtenant" and "Undertenant" used in this Sublease includes them.

additional security deposit
2,000.00

P 1 93-Subleasc: pl.io En1IW. form: i2-ss
(~ 1977 by Julius Slumberg, Inc, NYC 10013
Landlord:
Che stnut Cov e Dev elop men t LLC

Address for notices:

53 Glen Cove Avenue, Greenvale,

NY 11548

Overtenant:

Auto mat ed Syst ems Nati onal Net work , Inc.

Address for notices:

81 Hazel Street, Glen Cove, NY 11542

Date of Over-Lease: March 20, 2001

Terni: five (5) years from: August 1, 2001 to: July 31, 2006 A copy of the Over-Lease is attached as an important part of the Sublease.

The Overlease is attached as Exhibit #1 to this agreement.

1. Term: one (1) year Beginning: on the "consent Date"

ending: on the day before the first (1st) anniversary of the "Consent Date"

2.	The "premises" means the portion of the space (the "Leased Premises") leased to Overtenant as shown in the diagram attached hereto and made a part hereof as Exhibit "A" located at 90 Pratt Oval Glen Cove, NY 11542

3.	The premises may [1]e used for

offices for the conduct of Undertenant's business and for no other purposes only.
4.	The yearly rent is S 18,400.00	. You, the Undertenant, will pay this yearly rent to the Over.
	tenant in twelve equal monthly payments of ~1,533,33	. Payments shall be paid in advance
on the first day of each month during the Term. with the first monthly installment to be paid upon execution of this agreement along with the security described below.
5. The security for the Undertenant's performance is $ 3,066.67		. Overtenant states that Over-
tenant has received it. Overtenant shall hola the security in accordance with Paragraph 34 of the

6.		Overtenant sublets the premises to you, the Unclertenant, for the Term. Overtenant states that it has the authority to do so. You, the Undertenant, agree to pay the Rent and other charges as required in the Sub. lease. You, the
Undertenant, agree to do everything required of you in the Sublease.

7.		All notices in the Sublease shall be sent by certified mail, "return receipt requested".

The Sublease is subject to the Over-Lease, It is also subject to any agreement to which the Over-Lease is subject.
You, the Undertenant, state that you have read and initialed the Over-Lease and will not violate it in any way.

9.		The Over-Lease describes the Landlord's duties. The Overtenant is not obligated to perform the Landlord's duties.
If the Landlord fails to perform, you, the Undertenant, must send the Overtenant a notice. Upon receipt of the notice, the Overtenant shall then promptly notify the Landlord and demand that the Over-Lease agreements be carried out. The Overtenant shall continue the demands until the Landlord performs.

Intlic Checking
additional security deposit
2,000.00

P 1 93-Subleasc: pl.io En1IW. form: i2-ss
(~ 1977 by Julius Slumberg, Inc, NYC 10013
Consent:	10. If the Landlord's consent to the Sublease is required, this consent must be received withinseven (7) days from the date of this Sublease. If the Landlord's consent is not received within this time, the Sublease will be void. In such event all parties are automatically released and all payments shall be refunded to you, the UndertenanL

     Adopting the 11. The provisions of the Over-Lease are part of this Sublease. All the provisions of the Over.Lease applying Over-Lease and to the Overtenant are binding on you, the Undertenant, except these: exceptions: a) These numbered paragraphs of the Over-Lease shall not apply:

43, 56, 59, 62, 63, 64, 65, 66, 67. b) These numbered paragraphs of the Over-Lease are changed as follows:

A. Articles 2 and 53 are amended to provide that Undertenant shall use the premises only for its own offices and for no other purposes. Undertenant shall not have more than twelve (12) persons present at the premises on a daily basis.

B. Article 3 is amended to provided that Undertenant shall not make any alterations and shall not place signs on the doors, entrance, or exterior of the premises or the building other than a sign identifying Undertenant which must be approved by Overtenant and the Overlandlord in all respects, and no sign of Undertenant shall be placed on the glass door front entrance. In no event shall the size, location, materials, content, color or any other characteristics of any sign of Undertenant deviate from the characteristics approved therefor by Overlandlord and Overtenant. Any permitted sign of Undertenant shall be removed by Undertenant prior to the end of the term of this Sublease and any damage caused by removal shall be repaired and the surface restored by Undertenant at its own expense.

C. Article 11 is amended to provide that Undertenant shall not assign this Sublease or'sub-sublet any or all of the premises.

D.	Article 29 is amended to provide that heat is available Monday through Friday, 7 AM to 8 PM.

E.	Article 38 relating to insurance is amended as provided in the Rider to this Sublease.

F.	Article 39 is amended to provide that Undertenant's employees and invitees shall park their vehicles within the portion of the parking lot that Overtenant is permitted to have its employees and invitees park in, but in no event shall Undertenant permit its employees or invitees to park in parking spaces facing the Building which are reserved.

G.	Article 40 is modified as provided in the Rider to this Sublease.

H.	Articles 57 and 60 are amended to provide that Undertenant pay Overtenant (i) the ~Undertenant's

Share" (i.e., 1,600/9,100, or l8%) of the Overtenant's pro-rata share of the tax increases and (ii) the Undertenant's Share of the Overtenant's proportionate share of the common area maintenance charges.

No authority:	12. You. the Undertenant, have no authority to contai or make any agreement with the Landlord about the premises or the Over-Lease. You. the
Undertenant. may not pay rent or other charges to the Landlord, but onl~ to the Overtenant.

Successors:	13. Unless othcrwisc stated. the Sublease is binding on all parties who lawfully succeed to the rights or take the place of the Overtenant or you, the
Undertennut. Examples are an assign. heir, or a legal representative such as an executor of your will or administrator of your estate.

Changes:	14. This sublease can be rhanged only by an agreement in writng signed by the parties to the Sublease.
SEE RIDER AND EXHIBITS "A" and #1 attached hereto and made a part hereof.
Signatures:		OVERTENANT:
	Witness:	A~t~te~~t em	~

~ .
	-	Y~iV!le UNDERTEi~ANT:

	Witnes~,.	~	j.~./
	By.:	~ ~5

Intlic Checking
additional security deposit
2,000.00

P 1 93-Subleasc: pl.io En1IW. form: i2-ss
(~ 1977 by Julius Slumberg, Inc, NYC 10013

RIDER TO SUBLEASE dated February ~1, 2002 by and between AUTOMATED SYSTEMS NATIONAL NETWORK, INC., as Over-tenant, and INTELLIDYNE LLC, as Under-tenant, for a portion (the "Premises") of the space leased to Overtenant (the "Leased Premises") at 90 Pratt Oval, Glen Cove, New York 11542

     /, 1. Article 40 of the Overlease is amended as follows for the purposes of this Sublease. ~ shall pay Undertenant's Share of the electricity bills of Overtenant, provided, however, that there shall be additional charges by Undertenantto Overtenant for electricity ~i'f)in an amount reasonably determined by Over-tenant if Tenant is permitted to use or install any unusual quantities or types (i.e., machines other than one fax machine, one copy (7~ ~'\~machine, and a reasonable number of personal computers, printers, desk lamps, '~'J \ calculators and the like, and/or if Tenant requires use of any dedicated electricity lines or U heavy duty circuits.

2.	The existing kitchen, bathrooms and hallways adjacent to the Premises within the Leased Premises shall be used by Undertenant in common with Over-tenant subject to such reasonable rules and regulations as Over-tenant may adopt ther-efor. The existing conference room may be used by Under-tenant when it is not being used by Overtenant subject to reasonable advance sign-up procedures which Over-tenant may adopt as an accommodation to Undertenant.

3.	Over-tenant will make Inter-net access available to Under-tenant for web-browsing and email

tranmission and retrieval only. If Undertenant requires and Overtenant provides a web server or more than fifteen (15) ip addresses, Undertenant shall pay Overtenant the Over-tenant's charges therefor- which shall be fixed from to time at Over-tenant's discretion.
4.	Overtenant has installed voice and date cabling throughout the Premises Leases. Under-tenant shall be allowed reasonable use of the existing cabling infrastructure, but it shall not run any new cabling or alter any existing cabling or add or modify faceplates without Overtenant's prior written consent. Under-tenant acknowledges that Over-tenant is the exclusive cable contractor for the building and Under-tenant shall not use any other cable contractor.

5.	Any alterations of Under-tenant shall require the consent of Over-tenant and Overlandlord, and Undertenant shall comply with all laws and applicable provisions of this Sublease and the Over-lease with respect to any and of its alterations at Under-tenant's expense.

6.	Each party to this Sublease warrants and represents to the other that it dealt with no broker, agent or finder. Each party shall indemnify, defend and hold the other party harmless on demand from and against any and all claims of any real estate broker, agent or finder arising from the dealings of the indemnitor- with the claimant.

7.	The "Consentl Date" means the date on which the Over-landlord has given written consent to this Sublease in the form attached hereto and made a part hereof as Exhibit #2.

Under-tenant shall cooperate with Overtenant to obtain such consent and shall provide all information concerning Under-tenant that Over-landlord shall reasonably request.

8.	If the Consent Date has not occur-red within seven (7) days after the date on which this Sublease is signed and deliver-ed, either Over-tenant or Under-tenant may elect to cancel this
Intlic Checking
additional security deposit
2,000.00

P 1 93-Subleasc: pl.io En1IW. form: i2-ss
(~ 1977 by Julius Slumberg, Inc, NYC 10013

Sublease by giving notice thereof after- such seven (7) day period and prior to the date on which Over-landlord has given its written consent to this Sublease. If this Sublease is so canceled, the prepaid monthly installment of rent and the security deposit paid upon execution hereof shall be refunded without interest and neither party shall have any other-or further claims against the other arising under this Sublease.

9.	Under-tenant shall be responsible for- paying all of its own local and long distance telephone service charges directly to the suppliers and provider-s thereof. Undertenant shall not be part of, and shall not use Over-tenant's Local Area Network or- telephone (voice and/or-data) system except if, as and to the extent expressly provided otherwise in this agreement.

10.	All notices shall be in writing and sent to the addresses of the parties set forth above. However, after the term of this sublease has commenced, notices to Under-tenant shall be sent to it at the Premises.

	A	copy of all notices to Over-tenant shall be given in like manner simultaneously to its attorney (or such other attorneys as Over-tenant may designate on seven (7) days prior- notice) as follows: Joel

	B.	Singer, Esq., 100 West 57th Street, New York, NY 10019 [phone (212) 956-3300; Fax (212) 956-

1235].

11.	Over-tenant shall deliver the Premises, and Under-tenant agrees to accept the Premises, in "as is" condition. Over-tenant shall not be obligated to perform any work or- furnish any materials in, to or- about the Premises in order to prepare the Premises for use or occupancy by Under-tenant or otherwise. Under-tenant agrees that in executing this Sublease, it has not relied upon any statements, representations, covenants or warranties made by Over-tenant or any person acting on behalf of Over-tenant other than those, if any, expressly set forth in this Sublease and on such investigations, examinations and inspections as Under-tenant has chosen to make or has made.

12.	Under-tenant, at Under-tenant's sole expense, shall maintain for the benefit of Over-tenant and Overlandlord such policies of insurance (and in such form) as ar-e required by the Over-lease with respect to the Premises, which policies shall be reasonably satisfactory to Over-tenant as to cover- age and insurer (which shall be licensed to do business in the State of New York), provided that such insurance shall at a minimum include comprehensive general liability insurance protecting Over- tenant, Over-landlord and Under-tenant against all claims and liabilities for injury or damage to per- sons or property occur-ring upon, in or about the Premises, and the public portions of the Building, caused by or- resulting from or in connection with any act or- omission of Under-tenant, Undertenant's employees, agents or invitees and name Over-tenant and Over-landlord as additional insur-eds as appropriate. Nothing contained in this Sublease shall relieve Under-tenant from any liability as a result of damage from fire or- other- casualty, but each party shall look first to any insurance in its favor before making any claim against the other- party for recovery for loss or damage resulting from fire or other casualty. To the extent that such insurance is in for-ce and collectible and to the extent permitted by law, Overtenant and Under-tenant each hereby releases and waives all right to recovery against the other- or anyone claiming through or under the other by way of subrogation or otherwise, and Under-tenant also releases and waives all right to recover against Over-landlord. The foregoing release and waiver shall be in force only if the insurance policies of Over-tenant and Under-tenant provide that such release or waiver does not invalidate the insurance; each party agrees to use its best

RIDER TO SUBLEASE
PA 2.
RIDER TO SUBLEASE
PAGE 1.

P 1 93-Subleasc: pl.io En1IW. form: i2-ss
(~ 1977 by Julius Slumberg, Inc, NYC 10013

efforts to include such a provision in its applicable insurance policies. If the inclusion of said provision would involve an additional expense, either- party, at its sole expense, may require such provision to be inserted in the other's policy.

13.	This Sublease shall be governed by and accordance with the law of the State of New applicable to contracts made and performed in New York without regard to the conflicts of law principles thereof, if any, which could apply the laws of any other- state. If any of the provisions of this Sublease or the application thereof to any person or- circumstance shall, to any extent, held to be invalid or unenforceable, the remainder of this Sublease shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. All of the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their- respective permitted successors and assigns. All prior negotiations and agreements relating to this Sublease and the Premises are merged into this Sublease. This Sublease may not be amended, modified or terminated, in whole or- in part, nor may any of the provisions be waived, except by a written instrument executed by the party against whom enforcement of such amendment, modification, termination or waiver is sought and unless the same is permitted under the terms and provisions of the Over-lease. This Sublease shall have no binding force and effect and shall not confer any rights or- impose any obligations upon either party unless and until both parties have executed it and, except as expressly provided otherwise herein, Overtenant shall have obtained Over-landlord's written consent to this Sublease and deliver-ed to Undertenant an executed copy of such consent.

Under- no circumstances shall the submission of this Sublease in dr-aft for-rn by or- to either party be deemed to constitute an offer for the subleasing of the Premises. This Sublease and all the obligations of Undertenant to pay rental and perform all of its other covenants and agreements hereunder- shall in no way be affected, impaired, delayed or excused because Over-tenant or- Over- landlord are unable to fulfill any of their respective obligations hereunder-, either explicit or implicit, if Over-tenant or- Over-landlord is prevented or delayed from so doing by reason of strikes or labor trouble or by accident, adjustment of insurance or by any cause whatsoever reasonably beyond Over-tenant's or Over-landlord's control. Each and every right and remedy of Overtenant under- this Sublease shall be cumulative and in addition to every other right and remedy herein contained or- now or hereafter existing at law or in equity, by statute or- otherwise. If any conflict shall arise between any of the provision of this Rider- and any provision of the Sublease Agreement for-rn to which this Rider- is attached, all such conflicts shall be resolved in favor- of the provisions of the Rider-. All capitalized terms shall have the meaning ascribed to them in the pre-printed form of Sublease Agreement unless specifically indicated to the contrary.

IN WITNESS WHEREOF, the parties have signed this Rider and the Sublease to which it is annexed as of the date first written above.

AUT	9c'ST MS NATIONAL NETWORK, INC.		INTELUDYNE LLC		)
By~		By ___________

Name	cL~4~V.	Nam	J kC~~ i'i !~ w~	1L.
Title:	L	Title:	C~C)O
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RIDER TO SUBLEASE
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RIDER TO SUBLEASE	it PAGE3.
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P 1 93-Subleasc: pl.io En1IW. form: i2-ss
(~ 1977 by Julius Slumberg, Inc, NYC 10013
Premises being su

Note that demising walls are not being constructed so shared corridor is required for access

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RIDER TO SUBLEASE
PAGE3.

P 1 93-Subleasc: pl.io En1IW. form: i2-ss			(~ 1977 by Julius Slumberg, Inc, NYC 10013

8/99

HST~.NDABDPORM OF OFFIcE LEASE ~J
	I I	TRI~stateBonrd of New York, Inc.

	~'t~rcensent of '~!I5flia5m made as~of this	20th	daY °[1]Maroh	~
	2001	, between
CHESTNUT COVE DE~ELQPMENT LL5 C1 53 Glen Cove Road, Greenvale, N.Y. 11511t
party of the first part, Ianrebaft~ referred to as OWNER, and

AUTOMATED SYST~M~ NATIONAL NETWORI(, INC,, 81 Hazel ~tt'eet, Glen fo~~
N.Y. 115142	payofUesecondparthereinafre~:referredcoasTENAN~P,

IlUsteiststli	Owner he~cby leases to Tenant and Tenant hereby hhe& from Owner :~ 90 Pratt Oval,
Glen Cove, Ne!, ~'l15~~2
InthobuUdhigbiownan ñ'a~t Oval

,u~cE~5o~,forthetermnofpIVEt (5) years

7~	(or uu~I1 st~,ch term shall sooner cease and expire as hereinafter pr~vided) to commence on the

,~ 1St dayof o.~UJ~' f4~&idti4V 'mtbcyetr 2001,andhOttidonthe
''~diwv, dayof ~ Lntheyear ,., ~
	4~otlfWt6~ inclusjve,'áT~ 5*1 rnu~al rate of	C~IU V
SEE PARACBA?H 66 OF 'RIDER

es to pay Inla*ful money of the United Sgqtes, whieb shall be legal tender ü~ayment of all debts and dues, public and private, as the time of payment, in equal monthly insrallments In advance on die f'trstlday of each month during said term, at the office of Owner or si)c1i other place as Owner may designate, without any setoff o~'dnduction wuiarsoever. except that Tenant shall pay the first monthly thsrahIrnent(~) on the execution hereof (unless t~is lease be a renewal).

     In the event that, at the cbmznencemnent of the term of this tease, or thereafter, Tenant s)~tIl be in default in the payment of rear to Owner pursuant to the !term.s of another 1ca~o with Owner or with Owner's predccc~sor in interest, Owner may at Owner's option and without notice to Tenant ad4 the amount of such arrears to any month'y installment of rcnt payable hereuMor and th~ sante shall be~sayabtc to Owner as additional rent, The parties hereto, fo~ thcm~elvea, their b~irs, djstrjbutees, executors, admlnIg(k~ators, legal representatives, successors and assigns, hcreby c~cnanl as follows:

Rent; 1. Tesmsms shall piyjthe rent as above and as hereln.flerproyids4,,
	Oesupancy:	2. Tenant shall usclsnd occupy Use demised premisci for or fice and war et~ouse
JAH.30.2~O2o~ 7:13PM		212 6i~ 2222
NO.245	P.5/18

RIDER TO SUBLEASE
PAGE3.

EXHBIT #1 - redacted as to dollar$

Tenant3. Tep~ni s~ialt iri[t]alr.e no changes In or to the						purpose.
Mt~ratl~oa~damLwd premiers of any netute w~u~ Owners						Owner. My other repsici in or 10 ~e Isislitling or tha fsellllies and
prior wriucp corweda. ~ub)cc, to the prior written						sysiceot thereof. forwjuchTenant is restpoust~tc shell boperformed by
consent or	Owner. ~ncI ta die proviiions of his erude. TIIIWIL, at					Owner at the Tenant's expense Owner ~hal1 mahitarn in good working
Tenani'j e~penae, may make elions, insInllatIt~ne, additions or						order and repair the~sieriOrand the stnsCtusrd poniorfs~Of thebuilding,
iniprcwements which a,~ noq'al,ucturjd antI whanb do not affect w4hy						including the sUtacltsral potlions of di: demised premises, opd the public
scr*.r.~ or plumbing apd eleeulc& lines, in or to the interior oi~ the						ponions of the building inlcnoraead thebuficluag plumbing, eicesrkal.
demised promises, by UsIng COfluictOra or mechanicy l\rel ~pprove4						heS ng and ventilating syateins io the extent such systems pcc~cntlj
ip cach hisuinceby Owner, ~I'ensam ehafl, before making any						cast) serving the dcrmacd pranaises.
aheriugni, adcbUopa, in$allatloiu orimprovemonu, 11 III IX~it1l$, obtain						Teiisni Iracs togive prompt notsceq(anydefecuve co~Idon iA the dertised
all psemlie approvalS sad csrUfleaial			required	by	any	premises (or which Owner may be rpspasslble hereunder, Thereehall
goveminenthi or		quast-guvrnuncnlsl	bodits	end	(upof~	tic rio allowance loTanaimi For diminution o(remal yalta and no
con~lciion)	ctrtIli.	calee or~et	apprqval Uicrcul.			liability on 11$ psuf otOwnorby reason oflotoaVenienee~
end.halldeliyerprompdy duplicatceof aI~ WCPI permits, ~p,proviite						astnoyaneenr	Uajurvtobsttntu as1~ing from Ownerorothers
and ccttthgaigi to Ownef. a~4Tcnani agrccatocany, end will estee TeeM's						inakhtg rapeir~	alterations, additions orhnprnvemncm.s in or loaqy
caqiroctora pnd sub contractors to Carry. such worker's t'~mpcn3iLion						poruonorlhcbulldmgOrlhedernisedpremlsec. or in said to (he lirtiwci,
general ltabtII~y, personal alid propony damage inerranco as Owner						~ppw1cnenrCs or cquspusc~ thereof. iSis epecirically agreed that
may requIre. If any mechanIc's lien Is 4led eganist (lie drenised						Tenasmiehall notbe sntidad to any se~offor reduction of rent by reason
p~ep~uc,, or she building or which toe ism~ fornu * pert, for work						of any Inure of Oweer to comply with thneoyemants o( dais or an~
claimed in	havolwen dons før, or ,niitcriide runusicd to, Tenant,					other article of thu lease. Tenant agrees that Tenaph'i note remedy it
whtaher or pot done ~1I1flU*I1I to tibia iirIiCtC, di: asian alteli be						law in such instance will bobywayefan action Iocdamagba forbreeeh
diadiqrgrtl by l'cmani within thirty day, tIWrcal~ci, ,tT~n'siiI$c;~'cnac,						isfenautracl Thcpmvlekins often Artictri alumli not apply in tad parc
by pey~ncntor fling, hoed u pnrm,ltcd by law. All fixturesand all						ol' lire oroducrcesu.aky, which am .ieslt wIth It t'.nlcle 9 hercor paneling, partittOns. railings end hke ,nausllauons, insiallcd i~i ~e
demised premiers at any ~jpae, either by Tenruit or by Owner						Window	5, Tenant will 1,01 chian nor require, permit,
onTetmant's behalf.ahalI, upon Iluellatlon becomethe						siatTer
propcnyorOwtterand shell remaIn 'con and be swrcndcrul with						Cleaning:or allow ae)~ window in the demised prernilosto D°
the demised premises w,Iess Owner, by enuc. to Tenant no Ister						cleaned foint4maoutsldc in violation otSccllon2O2
than L*cnLy daya pear to the 4ate used as the icripinailon of this lease,						of the Labor Lawor any odaci pph able law, or of the Rules oldie
elects ~o relinquish		Owners right ~hcroto and so		have them		Board of Standards sind Appeals, or or gny other Board or body
removed by Tenant, in which event the wsie shall be removed						having or
front die demssc~ premises by 'Fenant priol' to the expiration						asserting jurssdiclion.
of the lease, at Te,wWsciepemc. I'lothinp in diii articleshail be						RequIrements6 Prior to the commencement of Use lease hcnn,
consiruedia giveOwnerutie io,or toprcvcntTciwus removal						of Law,if Tenant is (hon in posacixion, and at alt umes
cit. tmdc ksurcs, roo~'cabIe otflpt funu;ure and equipment. btslupon						Fire lssaVTs.itCt,thereafter, Tenant at Tcnartt'a sole coat and
removal olsainc troenibe demised premises orupon rpmoveI, of oUter						Fleer L.oatls:expense, ehpll promptly comply with all present
tmisulailsetsu may be required by OwnCr, Tenant ihall irniurdiately, and						and Ceiluro lawn, orders and regulationS of Ml Stale,
at to expense, repair ajid restore the dcnuscd premises to the enMities						federal, municipal end local governments, departments,
CXISUM prior so any auch in~aIIsiiOM. and repair any damage iii						commisslona and boards said any direction of any ~hsblie off,osr
the demised premises or the building tiMe in such removal, Alt						pssrauartt to law, anti all orders, rules a~d regulations of tlie'Wew
property pcnniucilorrcquircd so Sc removed by TensxlLaltheenct o(ttac						York Board of Fire Untlerwrit. era, lnsorancc ServiccsOtticc. orany
Icnn remaining hi ISis demised prenusce after Tenant's removal shall b'						almllarbo4y which shall imposcany violation, order ordutyupon
deemed abandoned and may, at the clecstottorOwncr. eWaer b*yeuilned						OwocrorTcpaxilwmth ruspecito time demised premises,
as Owner's	~ropcrLy	or may be removed	from	the demised		whether or not uising osit of Tenini's use or manner of use
premises by Owner. at Tenant a expenSe.
MaIntenance4. Tenant tush, thj'oughOut the term of dale least,						thereof, (includtngTensnt's perTntltcd use)w, with respect tothc
ftndtake good care or the demised prerialees and the						building II' arisIng out of Tenant'e use or mni~iner of use ol'ihe
~i.cpalrj:fixtures atid appun~naneee therein. Tenant shall						demised premises or liii building (including the us4pcrmlItod
be						under the lease). Nothing

premises responsIble or(or anyall damage other pan or injiny or to the dendeed				systems		heroin ihalt require Tenasu so make~miehirsI p1' rispales oralieraunni
		die building and the			aaid	unless Tenant has, by its manner of use the demised premises or
tquipmmtl tnereo(, whether requiting su'ueiasrdl Or rs~teUucttrriJ						method of operation therein, violated aaay ~sich laws, ordinances,
repairs mused by. or resulting Posh, carplr.ssnene, ornieslon, peglece						orders, rules, regulations or requIrements whlh reaped thereto. Tenept
or improper conduct of Tenant, Tenant's sub5efl~flis, ageres,						may, alter securing Owner so Owner's aatisJpctton tsgainii all
croployrca, invitcu or l~ccnsccs, or which arseeosatofvty work,						dmnmegcs, Interest.
labor, ~erviccpr equlpancrodore bc, orsupplicd in Tenant army						p~n*ltieS And expenses. inchmding.,hut not limited to, reuoui4sle

property esliselinni or orarlstng eQuipmentouIq( of time Tenant 'ussmaliatlon, or any subtenant. use oropeI'atlOtt Tenant distil ol'U,e also						attorneys' company lees, by cash deposit or contest by suretylbond sa~4 iii en aT'iount sail laws, in a
						i~tisfaetory to Ownef	appeal utty such
repair all damage to the building and (he demised premises caused by the						ordinances ormiere, rules, regulations or ,wqulrdmcnls provided same Is
moving ~f	Tenant's	lizusres, Aamnureand4qulpmcflL		Tenant	shall	done with all reasonable promptness end providch sock ;ppeti sflslt itos
neosnntiy	nistice,	aiTcnsni'aespcpan	all	repairs	In	subject Owner to proscotsuon for a criminal ofTerl$c, or ConStitUte i
nul,osumedcmlscdpre,nhses forwilich Tepant Is reiponaiblc, using only the						default under	any leue or nmorspge under witish OWner may be
eort~rtscwr for die trade or trades In question. selected front o hal ohs taut						obligated, or cause ilme demised premises orany partthcr~ftuo pe
iwocontreesori periride submitted by						condcmrwd orvacaicd. Teaasst
and for no other

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EXHBIT #1 - redacted as to dollar$

tmiuii not on or ocimit any act or inmng so no unite its or so usc ucnusca premises which l~ contrary to law, or wmilchwill invalidate or be measlier with pe.bllc )ipbilslv, lire or other policl~s o(Irssutancc at any time carried by or for slit bcncdt o(Owner with respect so the demised premises Or the building of which the 4emisc4 premises form a part, or which ihalt or tnightaubtect Owner to any liability or eanponalbilIff to anyperson erfor property tfvna;e. Thlarnshati not hen~envlhlinØ in the ikiTttecd premises execoL as now, or hereafter permitted qy the Pare Department, aoard of Fire Underwriters, Fire insurance Ratt~ Organization or other authority havingjurisdletion, and thee only in sucis manner and suds qus.nt~ty so as po~ so increase Use rate (or (ire lnsurnr~p applicable to the bssttdtng, nor usc die demised premises in a manner y~hIch will increase the Insurance rate lot' 'het'uiidin; or stI~J>rOps~Iy located therein overthat In cflectprtor 1° hIts aacnmcncelmlctno( ~cnpnt a occupancy. Tenant shall ppy all sosu expenses, fines, penalties or damagqs, wblth may he imposed unon Owner by reason of Tatuim's failure to oomn,ply with site provisions o(lhIs article amid trbv muon Of such Ipilure Vie tire Insurs,mce rate shall, a; the bcgjna'tng of this lease, or at any tithe thereafter be higher than it otherwise would be then. Tenant shall reimburse dwtier, as additionAl rent hereupder, for i~1t~4 portion or all Ifre insurance premiums thereafter staid by Owner wimicli shall h~va been charged besause of such lallure by 'lenists lit e~v e~Iiofl or procccdingtwhcrvin Owner amid Tenant are p arties, a *ehtJuic or mak.lmpv oi'raic Ibr the building or the demised premises Issued by pie New York Pire lpcnrance ~ssclienita, or other body makIng fire Insurance rates applicable les said premises iltall be conclusive evidence oldie Usces therein staled tnd dl the aevornl items and Charges In mIte fire Insurance rates thon anraticable lii said premsass Tenant shah not place a load upon any floor o'i"dse,dom~ed premises exceeding the floor ;oad per square foot area which it wa.~ designed so carry and which is allowed by law. Owner rescs'ves the ilight so oresarthe the Weight and position ni all mIss, business maclimes spd mechanical oquipmetn,

Suc,h tnaallationa shpll be plabesi smud malIstalned by Tenant, at Tenant a e*pcn,tC, lii setting,s sufficient, in Owner's Judgament, to abeorli and prevent vibration pct~s aisdapanyitnect

Subordlnadoma:	7. This $casc lelsubject and subordinate to all
irmmd or underlying leases and no afl

     mortgages which may now or hmerealler affect smaeh cases cc tile real property nfwlitcim the demIsed presisiset are a pan. anti to all renewals modincadons COiwalidattons, rcplaccmneuu enIaxtensio

otaysucauasd~rlyingleaii:siinu3 morsgajes T)lts clause shall be ee1f.opc$~dvs and no further inauwnem of sultordmnatiosm shall bus required by any grdund or underlying lessor arby any mortgagor, affecting any lease or Use rebl propsnyol which the demerd premises err a pan. ineanlinnatlonofauch subcucdinauon, Tcnantilssfl from lime to ihiac eX~CULe promptly 'py ceM~up that Owqer spay request.

Pm'operty	J. Owner or its ~gcnu shill not be llebtc for any
Leat, Damage	damage to property of Ten;n~ o~ of others
R*nbuescmcsat	enlnulcd to amp)oyoes of the bubdsn~ nat
for loss o( or damsg~t so any property of

o	theftienantorby otherwise nor Use any mjwy or
damage to pcranps or property resulting recta aiy c'~ausc of whatsonver naium~, unless csuiszdby1 ortlua so themmcgiigçrmccofOwnçr his
tigmiti,SemflLlorCmptflyrss. Owneroritsagenu will notl'cmiabt. (cc en aus~hdema5codbyotherions1tis or persons IA upon or about said bu~mmg, or caused by opcratktns m construction ol'iusy private, public cc qua~cs public work. If~y lime any windows nEllie deitusod premises are lemnorarily closed, dark or bricked ll~ (Ge permanently closed, daitcncvi or brjtiredup, Irronujrcd by law) Inc any rcasonwhs1soey~r 'mime~sdIng. bulnoelimitcOlo, Owner ,owm~aeu, Owiserahali not be liable for any derange Temptil may £ôdtmin thereby, and Tiara stall not be entitled to any' con~pitemeuiou thcrclbr, rfmsrabsvement ordimlnution of rant, nor Shall Uscsesra releaseTenant frcmhso~higiitlonahereander.

narcoesthuis an eviction. Tenantalmail indcmnlt~

snderytshannlonOwncrlplnstifld (foist sIt lishhiitky, ohliptntnts, damna~es pnniiltpw claims, cows and cstpmmems for which Owner sWill nut tin ruimbursieui l~ Insurance iramluditig resaciuubhe aitussitayn' lone, paid, suffered or hneuzmtdpt a mmdl oitany breach by Teiwie, Tepani aagcnss,metrsctora.cmplosaas. tovitces, orliccnsoea.oCanyCoYcnant or condition of this tense, or the caretessne~i negligenne or Improper conduct llthIIcntorliCeflsecd of the Tonint~ 'Tenant's Tenant's liability under ttale 1t0 1~0~lt~and omissions of any yaabtenain, and any agent, usinracirv, rspployea InvItes or lIcensee of any sublcnasfl. incus any action orproetselins mibrtsu~ghLatpuindtOwutrhv rensean of any such dams. Tusitati(, upai wrilum rdak~ fna~ Owner, wilt, ii Thues's czpcnae, resist or defend such act4oss or ~rnctctthig ha couunci approved by Owner in wnuing, mch approval noun pa wsreazocably withheld.

Destruction	9. (a) if the deml~od oresniess or any pail
ihoredf
Pjre and Ot~ser	shalt be dampgedby ~re or other casualty Tenant
Casjsahly:	shell gIve Immediate notice thereof to Ow~ser,
and this icaseatsall ccr~unuc in till force and cffcct
except
an hereinafter sat forth. (b) Ii' the demucd prernucs arc partially damaged or tendered partially ufluiable by lireOrdl}tctclsOalty,

thcdamages thereto shall be rensirc4 by and at the rapertecht Owner1 arid the rotsi asmd other heists of additional rent, until ait~h repall' shell be tiibswsdslly pesmapleled shall be appo~Ioned from he day lollot~ing the mau~lty, acoord,ng lathe part of she demised premises which is ti~sblc. (C) 11 the demised premiSes are totally damaged or ren4ared wholly tinuaable by tire or other casualty, U'cn pie rem aaiq opier items or addnlc~mP,l rent as heretnaher expressly provided, shall ho proportionately paid ~ip to the urns of the cenubily. and thenceforth *haflcc*sc until the date whet, the demised premlacs shati have been repaired ~nd restored by Owner (or if sooner raoccupued irs part by Tenant then rent eMIl be apporfioped as ~,rovidcd in subanetton (bi above), subjact so Owmisr'e tight its alan pot içs rastore the caste its hereinafter provIded (4) Ii' the usentised premisealers rendered wholly uAtt$~blC 01' (whether or not the dsmlass~ premises are dontagad In whole or In pen) if the building shall be ~e damaged that O(wner shall decide to demolish It or so rebuild it, then, in ii%y of such evcc,ta,lOwper may elect to tCflTIinstC dine teas, Dy written nautca soTnoant, given within ninety (90) days after such (ireor casualty, or thIrty (30) days aflail adjsneusmontotthc insurance claim lbr such (ire or euusliy, whichever isl nooncr, specifying a date lbr the rtxpirsusiono(the ieue,wlmleh dale shall notbo morathan

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PAGE3.

italy (60) days after the 'lying ofeuch nm~,cc, and upon Usc diitcspecifled ip such potlec tine term oft~s lease phahi esaire as fully and coinpisiaii' as if such dat. were thcdaI,t w~ forth above for die tcrmina~ion of this lease, aitd'Tertani shall forthwith qthl. surTendcr end vacate the demised ph~s4l1ci witho,itprcludise however, to Landlord's rights an~ remedies against Temusmi under tholuse provisiotme in effect prIor to such termination, and ~ny rent owInaJlsatI be paid up to such d~tc, md any payments o(rant ~tad~ byTenasttwhiclm were on aceourti of ins neikud aubscouent in such date shalt be returned to Tenant.

Unlest simalce the repaIrs and restorations under the conditkxmaot(b) end (C) hereof, with all retteonabi. axpedidon, insbject to delays due to adjuasmsnt of Insurance claims, labor troubiea dad causes beyond Owners control. Mini

Any 4Mch casually, Tepant ahafl,eooperame with Owner's rraloraheq by removing tram the demsied prcmtsst as promptly as reaeontably possIble, all ofTc~mhit'i *lvsjcabte mvctsiqly and movesible equipment. furniture, an~ other p~npcrty. Tsng~fl'3 liabIlity for rentahail rcsumdfivc (5)diysafter wraUen noises lroniOwpeç Øtartltodcmlsed premises are substantially reRdy for Te~ni's occupancy, (c) Nothing contained hereinabove smell relieve Tenant from liability that may esipi as a result of damage From lire or odser casualty. NotwIthstanding the foçigoing including Owner's obligation to restore under subpnrsgi'aph (b) sboye, each pirty shall look flint so any in~umnce In its favpr before malilng a~y claIm against the other party for recovery Inc toss or damage rcjuldpg (runs fins or other casually, and to site egleni that stich ipsujiseec is In poem and collectible, aTtd to the catent pertained by law, O~vnsr hid Tcnpnt each hereby reScues and waives all righ,t of recovery wflhs respect tc( tubparagraphs (bi, (ti), and Cc) above, against the olliprorany one clsimfqg through orundurcach ufihem by wa oriubrogatlonor otherwise 'lbs çelemsc and waiver ~me?ein referred bibs be deemed to Include any loss or damage In the demised premises anWOr to tIny personal pro~crty, equipmensr trade flwsres, goods amid merchandiap located therein. i-ne lonsgptng release and waiver sihatI be in force ont~ it both reteasars' insurance policies contain a clause providing t~nst such a release or waiver shall not llwPiidiic l~ insurance. 51. and in the cueni. ~~ai such waiver can be obtalnpØ Only by tIme payment of additional premiums, then tiseparty benefitin~frorp thewaivef shall pay such prespium wiihinten ilays 115ef written demeissl or shalt be deemed so have agreed that thcparty0blelntn~ inauiaumceeovcçagcshill be free of any further obhipeulons under the provisiona hercor with respect in waiver of subrogation. Tenant acicnowIecgas that Owner will raps carry Ineuranee on Tenant's Iurniwre ancLFo~ hisritighings or spy fiztures;or equipment. Improvements, or appur. tenanesi removable byTanazit, amtdagree~ that Owner will not be obligated no repair anydamage tleraaof pI*cc Vie same, (I) Tensor hereby waives

wprovisioesofSectlon237ofd1q Real Property Lawarsd agrees that the provisions of ~hit article chall)ovent and colatrot in lieu th.reof.

Emnineet	10, If the'(dmole or any past of the demised
premises
Dsmaleu	shall be acquIred or condemned by Eminent

o Oonssln(oypleorquaslpublicssaccrpwpolc lien, and in thsLcvcct, the lemiof U1isIu.se shall cease and icrminrsta Irren the date øf title yessing in audi proceedIng, and'tcnsn'. shall have no claim for the vak,ealsnyuflcxpitltd tCmi olsaidheace, andassigns ioOwmacr,Tcnwt'sentirv inarret In any auth award, Tenant shalihave Sic rig~~t no malts an tn&'psndcnt claim no thocondemrtiflg anthorhy (Or Vie value olTcnant's moving expenses anthpemosaipropeny,tddflxsurcsIndaqwpmsess,prOVldOdTtIWhtiScflUU cd pursusie to tile terms elSie tease lorensove such properly, trait. touure and equipment st the end of the tc~s~, and provided Surlier such ctnim does tiut reduce Owner's award A,ulgmunan$,11. Tetsa4~ for Itself, Its hales, disiributese,

Mongsgst,executors, 'sdmmnlstrnoss, legal rcprcsoniatives, Etc.:sumesaors phd assIgns, expressly covenants that it shall ,nl phil~n macIsaac or encumber this igrcaanent, ourundertet, or &ulfcrqrpenntt the demised premiers or any part thcrea(cobeuscdbyothcra, withouethepcicrwrhtencotswilofOwnerin each Instance. Transfer of the ,najorityo(the stock of a corporate Tenant or the ma~oflty parnn~sbip interest of a'paflnership Tessasu shall be demised an assignment. If thin lease be assigned, or If the demised premises or any pan pierco(bc unilerics or occupied byanytody other than Tcnsss, Owner inst' alter default by Tenant. uotiget rent from the asaugnee, underlenarit or oconpatit, and appty Us. miss amnasimipolivelad to site rein herein received, bus no such asaigltnient, uncterlcthng, occapalicy or collection tImsIl b~s doented a waiver of this covenant, or the ..Cceplaxstc ci' Ste assignee, undcrlcnant or nccupvtnl en toniumi, ore release oCl'enant 1Mm dii further perfonnance by Tetintit us(uuvctiansi on theparl or3wnont herein outtlasru'd. Tatus cest..caw by Owner ho tin aiiilgnmtni omntmcicicttlflg shaH not hi any wine be cunstrttcd to retleveTeriallt fromobialninj the expreascoimseist In wrIting of Owner to cay further assignment or underiettsng,

~octrlc	12, Rates a~d eopditions in respect to
sisbmelcring
Currant;	or miii Inclusion, as the ems. tiny be, so be added
~ia	it', iUDItl~. lst5adi~ll lmerelo. 'tenant covenants
and agrees thabhi all limes tu use otciectric Current shalt not eacecu the capacity of existing feeders to the buildiqg or pie risers or wiring
iniiiltetiPn, andTeliasIa may notuse any etectrlcat equipment which, in
Owners opinion, reasonably e;prcfaed, will overload such
u'istallsticoa or interfere with theuse thereolby~ser tenants
o(t)~ebutlds~g. The change stan, limed Use character of elccli'tc service shall sn no wise make Owi~er liable or rcsponsibtc to
Tenant. foç any toes, damages or expenses wittcis Tenant may sustain,
Access to	13. Owno~or Owner's agents shall leave the
rght
Premises;	(bait ihali pal be obligated) to enter die

     depsilsed promises Inasty emergency at any isfne, sad, abUser reksonsbie limes, so ezamlnC the canie and to make such repairs, replacements and Improvements as Owfle~ may 4ccm occessary seid reasonably desirable to the demised presnanesor to any other portion of the bu,Idi4g or whIch Owner may elect so perlorm. Tenant shalt permit Owner to use and mainialnand replace pipcsanti conduits inspdthroughthcdirrthcd premises and ho erect new pipes amid condi1ils therein, provided they are concealed within list walls, floor, or ceilipg. Owner may. during list progress of any work in ihc dcrmihsedprcmulel, tate all necessary materials anti

cqutpmCAt iiito said premises without the simile consttluhins an provida4 reas~isablôlisr~ Is eyerelsed to saleguard Tenant's CyIction, par shall Usc Tenant be entItled to any absiemept of reins oropefly, such eutty shall notrenderOwner or Its agents lottie whIte such work sin progress. nor to arty damages by rcason,~t loss or ilterefoe, nor is assy event shah she obligations ol'I'envtthieretifldor lnternsptlon of business or otherwise. 7hruughoait the term hereof, be affected, If tturln the last mcmiii of dii tcrrri1~enant shall htve Ownerihail breeds. right to enter the demised promises at reasonable removed all or substantIally a ol' Tenant's property therefrom pwner hours for the purpose of showing the rune in prospective purthatetS or may immediately enter, alter, crrto,etcorscdeOOralc hnonesaces of the butldtnj. anti dturung dii list six months of the term, thp4cmise~ptemises wiuhoutllmnlhadon orabatenient of rent, or for Use purpose of showing time same 10 prospective tenants. Incurring I'uabtllty moTenant for any oopmpqnsallon. and such IfTenantis npepccecnuo openandpenn,tancnttl Into the dcmmssd met shalt have no effect on Vita lease at' Tenant's obligations premises, Owner It Owner's agents may enter the earns whenever such hereunder, entry may be neccswy or psnnmsstble by muter key or forcshly, and

EXHBIT #1 - redacted as to dollar$

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EXHBIT #1 - redacted as to dollar$

V~stsk,	14. No vemdts, ~mault apace or ares, whether or
not
Vows Space,	crpclnted or co~~rea, not withIn list property
(tea of
Aries:	the building, lit ~hascd hereunder, anything
ContaIned Ips or indicated 4um tiny sketch, blue
print or ptsn or
anything coc$atiied elsewhere [5] In this lease to time coturasy notwithgamsdtng, Owner mitten no represensatson as to dfa locadon of the propesty line of Use buitcflng. ~ll vaults a~d vault apace as4sll such areas not withIn the propeny Itrinoftime building, which Tertant

'nay his pirnuiited louse and/or occupy, is to bc stai,'d ~iid/er occupied ~mler'~ vcvoc4lc ltccisse, and if tiny ~unh liatmut' be ravokast, or if she azetouns of much space~r area bit dtminlshrd tsr required by any Federal, slate or municIpal authoritidor public utilipy, Owner shall not be subjert teeny liability, nor shalt TerustI be entitled io airy compensation or dlmiittsboui or abelemcxn of tent, nor 4hahI *sel~ revor.adatm, dtmstviucm or requlsn,lon be slaematl eansktmaiivu or açhnsal eviction, Any max rca or charge of rnvnscipsl authantacs fur such vault o~ area shall be paid by ~l'cnons.
Occuptwcy;	IS, Tannin wll~ nut it city time sIte tsr
occupy tIme
demised premIs~s itm violation of the

ccrtWcstpe of

oceupancyisstsedtorthebvIIdIng~o1w~kh th.demisedprsmiscs~ea pen, Tenant has inspected the demised prcsp)iSc$ and aceept.c them as as, subject to time rlder~ anncacd hereto wIth rr.a~4ct. to Owners work, ifany. lit any event. Owner makes ItO repreagnialion a~ so the conditIon of the demised premises, s~d Tenant agrees to acc4pt the same autiject to vlolittiuns, whether or net ef flet*nmpwyi 16. (a) Myth*.g elsewhere in thIs lease so the ~ notwlwstanding, this lease may be cancelled byOwncrby the sendtngo(s written not ~ec IoThm*flmwlUsin a rassonabletimo after ~hs tuipperung of tiny ease or ntQre of the followIng events: (1) lIsa comsncnccmeng oftacase ln basmkns,pzey~runde7 Lime laws ofany state naming Tenantaathe debtor; or(2) thcmak~ngb~Tcnantofui itsclgnmenlocany other arrangement for misc bcnoltt of crcdtIt~i'n under any state datsun, Neither Tctisnt ttoraiiy person cintitsing through orsmdcrTctm*iit, orby reason cm(sqy stettmtc or order of enufl, ~hn1t thereafter be entitled to p orion of Use pmn~isci skmnisc4 bsd ahall forthwith quit ~ surrender the demised premises. If this lease shall be assignpd tn cccordsrsee with its terms, Sic provisIons a! this Micla 16 shall tic appilcaisle only so thepesiythcnowipkng TenaM's interest him this lease,

(b)	It is stipulated anti agtocd tlsst In die event of the

am site dirlersncebcswcsn dvi remit	ntscrveti
lmerpsundertorthnsunexpirutl portion imf Usc term deisitsed anti the fasrasict rr,ucnatft rent~J value of time demised premlern
lorUvisamepertad.	lam
Usezesn~puIsuonc)fsuthdamageathcthffcreneebctwucn	any
ireiallmcnt of rent becoming due hérwindar sPec the date OF tenninatittn,

and the fair and resaonaimlc mvnlaJ vakuc of the demised premises for the petted for which such insialInions was payab'e, shall be dhcourned to the date of tenumpystlon ~ the mate of (cur percent (4%) per annum, Ii. itch denpisud premises or asty pan thereof be ma-let bJ' Lists Owner fartlir uncapuul horns or told lease, oç sissy raof,cfbre p~eactscationotprootoFsuth lit~uidamJ damagotmo anycaurs, consmi~stQnor tnlastsnl, the amOunt OFroits reselvodupon itoh m'letllngp(talj be deemod to be hhefatraavt reasonable renal valise (or the posier she wimate orthe demised premises so rr.tci during die term oI'tim. meletting. Nnihirtghereln csssuakpcd ahaitlimesh orprejiadioruhe tight ofuhe Owner so pmve for arid obisish LI iiqukletcu da~togcs. by mason oC~usch termination, an asmpount~tialJe~ themaasmumsllowçd by any atatiseor ruleof law meffecs aL th, tame WIan, and ~vcrmting Use prpscecdirigs tim w$isth, assci~ damagen are to he proved, whether or m,otsurli ainoufls be geesler, equal to, tie toss then, the amcssjmi of the dif(ermsneus referred so aMwe,

Default:	17. (1) If Te4st dthialia its fulfilling any or
the covenants of d~ss lease other than the
coyeaasita foe

by £onmoone o~lmer than Tenans or If this hetase hi rejtsctad under
~I65 of Tttlc )~ o(4~ Ll,$, Code (Bassscrupscy Omit): or If Tenant
tahall fall so move into or saIi~ pouession of the demised promises within thirty (30) days allot the cominenccmein of the tern~ of huh lease, then, lnanyone or morcotsmieh evsnti~mspos Owner
derm'Ipgawrtptpem flflemm (U) days notice tpponTenam npoct1yl~g theshature of said default, and upon Vie exptrtitltsssof said fIfteen (IS)
disy~. tfTanan&shaft have Medso eoi~tpiy with, or remedy spelt defaaiut, or 1(1114 said default or omlsslots complained orshall be of a nature thsit lime same capsnobtsecomplciety curedorrcmcdlcsl wttiuin iaid flft~cn OS) day pc;loU, ~nd

l1'Fannni	utah	not	have	diligently

eommetsecIcssrIngsudde(aultw(thl~&llchf1(LCcfl(L5) daYPcti04,tind5t5*1I

~otthcrcaftcrwlthrcasotmsbIediIl1cn~candin goodfaltlt~prOCcCdtoreflltdY or cure audi default, then Owner rne~y serve a wripen live (5) days natiec

qfcitmeeltetlofloflhi$leazeupOtsTems*tL, and upon the expiraulots oi~nid Ave (5) days this lpsssc and the seem timitresinder shall end and aspire as fully and

RIDER TO SUBLEASE PAGE3.

comp1escIyuI~thcexpimtionofIuels~ivc(5)d~YPeflodWertthtdeYh5~e'lfl d.fmnkely Azed for (he end 5s14 e~pir~lItianioCthl: lease antI the term thereof, and Tenaris shalt then quit and surre*dcr the' demised premises to Owner, but Tenant shall rcrrism liable as ncr~ing(mer provided.

     (2)11 lbs tnitirF ptovttted Jot in çQhercol shall hams beets ilven, end the term shall eapirq as iiforesald; or 'f'lenant shall maks default in time payt;tciml oI'tltc rent rcs4rved hsctetn, Ot aity nun o(astditavm*I retit herein mentioned, orany part of tither, or In m*ang any other payment herein roni%tImeat~ diets, and in any of hitch events, Qwmmer may without notIce, ru-enter the dethtaed premises cisherisy lerce or otherwise, and ttispou$ens 'renasu by ,unsmnmry pruaruttinga orolhcmwt.c. ,ustl the legal rcpresesnauvs ef Teatani or other occupant of the dcmnI~cd preimlel, arid remove their effects and hold the dcs~is.d premises is if lists lessi had not been made, anti Tenant kerebywsivcsdseaeMccofnotlccottinteotioet to re-enlct' of to iI$IiilJIc It preceedinga to that cp4, if Tenant shalt nwke dthutb hereunder prior to date Pried an the comnenasicement of army renewal or ezttnsksn 01 thIs ttase, Owner msmy cancel and terminate suCh reueweJ cc cxscniton agreesncis: by written notice, Raiscutlea ofIL Isp ease such defaut$, ts'cnsry, eitpiration Owuet' andanQor du,pes4csp by aummnpsy pseecu4ingit or ether Wplvcrofwle,(a)thei~i*shittbeconsedmlethelwponaAdbs Redemption:paid up to,jhe time of sudi reemiuy, diapoasesit meld! oor czptrwsonL (hi) Ov,iie~ may rc.pu use demised prxmniees orany part orparuiuse'erof ~ttheri4the riameof Owner orotherwtac, bra tntTh or te(ttss, whirls may at O~'rm~a apison be less shut or exceed flits period which would ouierwls&havecbnmiiwod lime balance of phie Penn of lii; !eame, and may graft comrccseicnaor Phe rent ardmarg shighen renisd than that mills tease, and/cc (ci Tenansor time cgsh repriaenlalwes oI'ttflta,it hull she pay to Owner as Uquldahed ~~:e hot' the failure of Tenant so observe and pa*rm said Terunu's covenants ~çruln contastied, My defIcIency bntwacn the rent hereby reserved and/or covaptanicd Isa be paid end the netamouni, It any. of the rents colluded en acenutu Qf4he lease or teases ol'the demised premiass foresebmontlp

Teisani's	Ilablilty	for	demigea,
lncomttuun~suchllquIphaseddamagesthereaIsofl			heedd~4uUse~
dcflciesscy.amehexpenmeaasOwec~pnnylncurusconqection
with re-kiting. nash, as lepal cxpcnsc~, reasonable sitiq~wyx' (otis, brokerage, advctiii'emg and fur keeping the demised premises in gpod attier or for prcpar,ng the same For re. killing. Any such
l~a1ed damsides shell be paid us monthly izwiilmwts by Tenaimson the rem dayspecsltotl 11151mb le~e, and any suit brought to collect the amountofthodermcicptcy for any nymntitalmill
msolprojudsce its anyway the nsphta of Owner Pa bePlo% ilte
deficiency for any zubacqucex matult by a slmdar
, Owner, in putting the)jen*ol pcemtsestn

ttootIomnicrorprepme!ng me sans, is' tv.rentmi may. as Qm~iser'* imptican, matte mcli t'Isceaihins, mepatri, mepliscenictila, anti/or dcwmtsisi(/ lii this skttmts~dth premises at Owswr, In Owner's sole judgemasi, onnddc~nd eand necessazyAsrthcpurrposeof re-inning tl~c demised premisot, and time making of wctt alteratIons, repaims, reptaccmcnu, SIWOr dec ratiOt'itshalh pot O~Cralf or b~ eorotntest to release Tenant f~op~ humIlity hereundera~afuresakl. Owner shall In no event be lisble 'at any way whatsoever R'rl*hltsre ~Q re'tetdmc demlerd premises, or is lltçcvestt dart time dsn4ied pmasimiacsisre rc~Ittl,. fur baiture to ctdtvcl therein fliercoruncler fitch re-leulitig, spd In tie cvcntsi~lI Ittiauts ticentideil so receive any excise, 11' any, o(such net reusts cohhecsedjavcr the sums payibte by Tenant to Qwicr hcrcma.sticr, In thecvcnto(abreach orthrealcned rcmedynllov~o4atlaworin equIty as tl'rc.enuy.~umnlTWy proceedlpsgs and other remedies s~ze not herein provIded (or. Mention tim this lease of any parmt?icular ccnsedy,~ahall rate preclude Owner fronts any other ra,sst'dy. in law or In equity, 'benupat hereby capredsly widves any and all 111115 of rcclenipthsn grwutsd by or vndeç any pr~u or future laws in iii, cven~ oh' 'Fuinant being cvIc*ctl or tllspassciscd roe amy caste, or ips the event of Owiit.'r obtainIng poesc,vtiaim of use demised premises, by ~eaion of the vtottststtn by Tc~ant of any of the covenants as't1 c~ysLjdons of thus lease, or otherwise.

Fees and	1~, If '1'~narsl shall default In the observartce
or
Ezpcnaes:	porfonssspflce of any 1mm or covenapt on
Tenanta

     part to b~Obscrvcd orjmerforrtssd under, or by yi~tuc of, sii~y of mis. macmu or provie~s in any snide or tNt tease, after notice, if required, suit uptsi cap.rnslsqnl of any appltcablc ~macc period, tr any, (citcispi jlt*il emergency)1 Ilmpnm, t,stslasn uehii'twi,ce provldrd rltttwlnisnr tn lisa lease, Owner may inwnadratrly,~rht anytime thicreafterand whlsoui notice, perform lisa ubltactiurm or Tcnarplthpcruuushlar. If Qwtmcr, in tsomiimeciio,m wIth the (outgoing, or in conncCtp0fl~ylph~ any default by Tenant In the covenant tepay renthicreisade:, makes astStmxpendlwrcsonincura anyobtlgatlono for t1~s payment of money. includjflg but not limited to rta.sonible etsomneyx" fees, in lnsslsutlng. prosecutingbr defending pimy action or proceeding. and prevails (nwystscltaetiunorprc~iecduttg, dint, Tenant wIll reinilnerac Qwnct' For such slams so petit, or obliplions Incurred, with Interest ants costa. l'tie foregoIng expenses incurred bylçeasonofTenant's default shall be dccmatcd to be add,uoaat rent hicrcizndcr, ~fld alsall be paid by Tenant to Owner within ten (tO~ days of rendition of any bIll or statement to 'Truant therofor. tf Tenante lease iemrn shalt hcvt. expIred at tite lime of makIng of such expendItures or tnc,xnn~ of s,ti~lm oblIgations, sueb suntn shall be recoverable by Owner, ax Usmagea.

lluOdhn%	20, Qw4mef altall have th. right at any time
Aiuerutsam	wIthout lIe' name iientdwthng as evichsoim asid
with.
amid	out inascrarig liabi~ty Ic Tenant therefor, to
change

J~l.3e. 2002:7: i5Pf'l 212 610 2222				NO.245		P.7'lB
Managcnxw	the arrasl~cn'icm and!or kacatktn of puisi~					tsmpesochiposac*hiOfl was sotakems, except
	euvlncc4,	pessagcs'~aye,		doom, doorwtyt,		to lament defects. All uná~toIaMng1 eqd agreemeests lmctvtoforc
	comdore, devasore,					made Imetwnart the ~iettlcs hereto are merged iii his conarecs,
aualma,soikuccothcrpublicpaflpftiiebeddmg,en4locliang.thensmenurnber						whIch atone fully antI commiplesely capreasee tile agroepmmcnt
arts 'pmbywlisds		g~ntsybclesown.				b.sween,Owruer sM Tenant, and any eeecitioiy igrecmnqnt her.altcrflpt* shall
llsersehallbesinnflowaneu						be ineffective to c*,sssac modify, itleelusrge or effect iii abandontsseit of
toTawnt fordlmlnisslcnt of resial yalueandnotisbltty onthe panofOvmcr by						It let whole or in pare. unless saudi taXSeUtOIy agreetmmeflt Is In

tvmsonqfmCatmveirteam. esvioyaq~o of injury lobuetnossaricuig from						mnor4lflessicn, writing and ai~eed atisu'lasrgc by the puny or apiasl nbendonrncmmt,s wivan snlorcr. ,uusg)fl, sncmttoftiscCitalsgc,
Qwrimencst' ophcrTanarermssaklngmsmyrepeus tnthe billtdursgor

anysiuclialietations,		uskfltiosu	mspllpmjimovcmnensl,			End of	Usomm the expIration or ether termin*tioti of
Funhiemi*Tmatuhsll nothavesirychsamn igalnutOwner by reason of							~.
Owner's ImposlUchh4fiudI ennerota of the nwmner of access to (he bulldtim,							time
byl'.nani'sacctsl cebuthmnts'elekoru so thmeOwrenr mrisydesmn						'terms	term ol'this lease, Tenant shall qua, wad
nenonas)' Ice she sorority at' ihsebitildeng afld itts occupants.							sormander to Owpcrthedetwtmodpremises
'brooms-dean', lii good
No Repre-	21. NeilhIer Owner nor Owners, ngmua have					crdcratøcemndihlon,	ordinatys4earanddamltsitwlischleftathl Is not
srsu'mtis						reqaslrad to repair inprovided etscw5ime~p this Icaseesiceprssl,
actm$~U,*x	any ~e~mre,acntasiont orpromuc; wmtlt respeetto					msdTc5aflt shalt remove alt its property. Tenant's obligation to
	ISis sty					observe or perlonim thu covenant shall sufv~yç lime explrauon or
O~ncrt	$sytecaE lec~dutleei or the bustlditeg, the Itetd					othcr,tafnilsta*lOn of thIs tease. It the liii day tat the term of this
	upon					trassi 0155) m.ncweljiiersot, MIsaim Sunday, t~ts leaja shall expire
which kJl'a erected Or the demised prtflhl~, the tvnts.						at nears pet the precedIng Sshu!phay, unSeat It bee legil mi~itd*y,
leases. eopersh3cnoc~nyothcr matter or thing aI~cting or related						to whIch case it shalt expire at noon on tIi~ p~eding busIness day.
so the demised premiers. except is herein aspresely set torUs,
arid no rigjmts, clsemelss or licenses sue ac4ulred by TenOnt					by	Outet	23. O~hsmer covenants ajtd agrees with Te~ast
implication		or		otherwise1			that
cxceptasexprcedvsel1ot1isioU~prot15IonS0tthlSinimsC.						thijoymindi	upon TensØt paying the metal and additlosial rent
Tcnarmthastrtspatscc Ore building and the demlecti							and observing asidpcri'ormsiingrslt thetcrnmh
prerelaesaumd		lethorvugWyafqlhliflledwidltheir					cevenantsand
condidcnandwomtoukethet~nnesei",		mdcc	edges	lliatthe~aldng	of	condihititta. on Tenant's psnl~ Pie observed *aad periormea, Tenant
possession oTtile	aemllhand	prç.~slatu	by	Tenant shall	be	may pescuabsy and quietly enjoy she premises hereby tlennised,
conclustveovtdoncc thqt time asklpramnisrs and the hiysldin6 at which						aubject, ntvce
the ssn~e form a part were in good andsauefs,ctoiy eondielomtasthc

RIDER TO SUBLEASE
PAGE3.

J~l.3e. 2002:7: i5Pf'l 212 610 2222 NO.245 P.7'lB

Useless, to the lame aqdcotsdkiatis otthlç lease Including, bin ,moUimkedto, Article ~l hereof, and to Use groundlesaca, usmdertying leases and morsgges ~eprmnbeforemcnthoncsJ.

Pasture	24, If	Owmmc is ~sncbIc so give possession of
tIre
to Give	demised	preiniaea~aei the date of the
comiasesmccrnenl of stir term hcnçol heesetse of
time holdIng-over
or matenuioa of poucssiono(arn' tenant,

uitahencstanior occupas,orifthoderniadpmniaosarcIo9atodinebuI~dlngbUsngconsInlclb4 boscMulwsnghasnoibcenlvfflctapuycontpletedtomnkethcdemisud premises ready far cccsqs*mrey, or because of the fact that a ccrsjfloaue of

o ocestpaamcyltaa oe*Dennprt~ared, or for ts~myother reason, OwneriWnoibe for Istlwelo givepotsesilon on ~al4dndOrevthdity

~ peeslmallthcsstmte be cotastrued In any wise so extend the teeps of this tense, bus she mentmnsyablc hereunder shall be shatod (provided Te.lpns as not responsible the Owner's inabllIt~ to obtain poaicashon ercorrmpIetoqcn3tnsciion~ asnthl afls~ Qwnpe ah~il hove ativen Tsnanrwtlttennotscs that theQasner liable to datIve, porscseloa In etettiltltiti m's.'iiulruat by thin listen, tfimcmnstrhiltmn It gtvcn am l'imnstat to airier Inin psssssrion uT,titu sJrqniMat rirrmmslese, tir lu ixcaspy premises oilier limits dip tlcmmuecd premiars, prior to thntthis specified as thccommcnccmreenofthererm

o(Orklese,TeaapteaynuantiageeesU~atsunhposscaslonand(oroc~uponcy shalt bedeepsed to be usadcrall theterme, qpvgnasvis conditIons aisd provisIons ofshis lease, except tIme djllgedea to pay Otsi ftxctl 'annual rem set forth in the eresenhie to his leaks, 'flit provIsions of ibis ettleit are intended loconsututs 'an azprsea provIsIon pa the contrary' withas the mnissnhrmg of Section 223~a of the New Yari~ Rant Property Lkw.

No Wraivees 2$. 711; Calhisrv,ot Owner to sack resisass for

     miola. tiono,orsoicas4gnthosteidcrfotmanocof,any o covenant or condItion of this Ie~so or of stay of the Rules or Regulations set fare eradyowner,snotpceveprasubscqueimtactwhich would have onginally constituted a yloftition from having all the Camp and effectolanongsmmsl violation. The receipt by OwncrofrcnmLantl.tor additi~nit o rent wtth kssowletjgc o(tise breach of asr~ covenant of'daIs les~e shall not be dcemcda waiver at suchbreach. andnopmvision efthis lease shall be deemed to love been Waived by Owner unless 4eh w~ver be in wmitsqg signed by Owner. No payment by Tenant or receigt by Owner ad's lesser amount titan site monthly reni herelnstipulaledshatt cqdeemcd so be other dances account of the asriicp stipulated rent, nor shall spy etttlorccmctn or statement of any chuck cc any letter accompanyIng any cl~tcck or payment as rent be daemed ti~ accord and scttsfictian. and Oraipar m'y accept such check or payment

o wtthoo~ prejudice to Ownrr'e right to rbcovtr the balance of such rent or puraussnyclIter remedy in this teassprovyied. P4osotar thin;donabyOwnsr or Owners agents durini the term hofeby dcmisOd ehaJi be deemed an aceeptasicaof~sspremderot thedemtsodp!emiaea and rioagrconmemsoaccept

auchaurrendcrstsall lmevslidsstsless In wrtpngsign~d byOwner, No employee u(Ow:tcr tar Owner's a~cn~ tIisl5 have spy I1eI~~~ to secept dat keys orsatti premises prior ~o she tersuitiation of the lotte, and lisp delivery ofkeys teeny assets again or employee shall not operale as a termination of time lease or a aUrrCMer of the gemlied premIses, Waiver of26. It lx muipalIy~greed Dy anti bctwren Owner wad Trial by Jw7:Tenant that the napucuve patties taemto shall, and They hereby do4walve trial by jusy itt any action pmoecdistp or ec1sntardialm broitght by atthssr of the ps,tieahasewsodipr(ereqsforsendInjwyorpropenys~mage) mmtsssy irnilcet whets Ytr*rldngot&eod( or many wayconnccssrdwith, Pus lease, die reiat)onshieof Owner and Teni4mt, 'ferment sane or, oroonupancy oC, the demised premIses5 ~nd any emergency aistutory or any other slalsalory o remedy, it Ii hardier mmntlustly a~rccol thai 'am lime cvcrd OWl5ercOfl5menCca ~y o proceeding or 'mutt br hvscaea~msm~ itse)udltsg a auntitiany ptoerunti,tat
(or

paaseasicnotIcmisc4prevnnses,Te~wIItitesinvepoconnyenunterclaim of whatever nature or desert sn~any such pmecicding, Including a cotapaerc~aim under Article 4~'~cepq tar statutory mandatory counter. o clst(ns.

Inability to V. mix tease ~d the obilption olTeuni 10 pay I'erfonn:ferat hereunder paid perform all of the usher cov enants ~nd agreements hereunder on part of Tenant soerfomncdohalllnnowisebcaftemed,inspatred orexcuaedbccausc

o Owner Is unable to fuIflIl anyotlsi ob4i~allostsun4crthla lease, or tesupply. or Is dstaycd inistpplylng. ~nyservtegxprcasty or irnplicdly lobe turspised, or is unable to make, or Is dciayedlin makIng, any repair, additi~ns, altandom,ordecaralion&, orisunabte~oSuppIy~Ofi;dCI*yoc4le5UPPlYlnSi any squinmemmt, fiswrert, or other tm*lerials, It Owner is preversIed or delayed fFOIIS in dning by ictIOn or untie or labor voubict or army ause wfltlm5oe~cr Intriuding, but not Ilmifod to, government preemption or rnttrictiOt%&~ or by reason of any rule, 4huar or rcguladon of any department or aubd)vlstoli umcieof of any government agency. or by reason of the condItIons which have beau or are aftsytctl, eIther directly or Indirectly, by war or other emsrgcfl{y. BtUs mud 2R. Exeeptas o~merwthe in thIsJeue provided, a bitt, Notices: statement, notice or commurncation which Owner

RIDER TO SUBLEASE PAGE3.

pray theatre or tie 1cituintd so gIve so Tenas~m, shall be ticatned euflicientl gtvotu or rendered ii in wrIting. dchi*rtttI 10 Tenant or acomi~y rejisierid str oettI11s~d mail addressed so Tenant at the of which me demised prrmlào form a pail, or at the last known nteldorsco address o~btrsIncaa adureas tifl'cnatai. or icR ateny oftheafbmeasld

o larcmi5~ attdrcqlill atm 'ferment, ansi dig lime pf the rendition of such bill or statement and o(tlw giving of sush ,aot4zarctrmmunkationahsll hocleemed tq~the 4mc when the snsm~e is delivisred tol'cMsit, mashed or belt at the nreinlses as herein prtwtdcd. Any notm~c by Tenant me Owimer ,hues he served by regtstcr~d Or eerdfled mall ns)slrpsseti Ia Owner ii liar address final beutnibovegivenor ateside Gdrcraddress asOwnerahalt dcsignawby written notice,

	Seewlam	29~ As hang ai Tenant 1* 're in t%efaalt under any Of
o	PrOvUtedhy	time coverunts ~t this lease beyond ~ho applicable
Owmscaa:grace period pçovitkw In his lease for lire cuing of sssrhtlcsuhts, Ownershall pinviUc (5) rrcerseasy elena.
tsr facilities aim bu.tumec* slays freest C a.pf mss(, p.m. and
heveoncelc'vstOnJuIa~uct to call at alIodmer lirnesi (is) heat no the àemiscss pronhee when and me required
o	by law en butirisas days horn P ~ (C) nosser for orelirasry levcnoty water (or nov uthrr purposes cm in

puzpce~, but If Tenant sairs or

o unusunI~ndcles(ofwlti~h1atIOWTtec Ibetlmeselcjudge),Owmrnaay Inatalt a water meter ii Theanu a expense. wj)lch 'Feretec strait thcresfler maintain re expense Its good matorkisi opirn and repair. an register zilch waler and 'l'cssiintEiali pay toe Wrnercenasnmed as *00*011 laId meter as adehionel rent as antiwlaco biTl4prc rmdsrod~ (d)closuixmg service For the dcmltcdpremlemonteiontu days aiOwlier'a mponsepmvide4dastdsewrme crsk~piimnorderbyT~wn. If,ho~pvcr, mid premIses arelobokeplctaan by Tciatist, It shall be done at Tcnasml'p sole expense, bi t mensw reasonably seti;facuyy to Owner, and no one o~hce titan pasame apcsrovedby Owner shalt bopcmtiucdtod)lec$*idMmlleS otlthebuMng ofwtmichtheyaraapsn forameit purpose, Teessit shxnjl pay Owner dip cost afrw~Z ofasry ofTwari's rckisa smndmbbhhhommebuttong;(e)tfUscdemlxdpremis01emaerv~lbyQwn~r'a aIrcon~Wcating/ecohegan4venUta~ngiyItem,aInC0nddOdiRC/COolinBndI W flitnlthed to T~ from May titi( ~uough Sc~riember 3fah eta business days (Mondrsyst~pwgh Prldays, hetI4ayI~dXoePted) front Cr00 cnn. totI;OQp.m., and vertibuon will ho lisnmiahrid on buamithas days dusming Use aforesaid hours except

wenairtioning/coolthghbehngftuntiatsedaelTorasaid. ltTirnarrirsqwrcs

slrmethuoiung/cexdtngorveusbuasmformoreexiendedheWaoron&lWdaYS. Sundaysoraclmlldayu. udeftnnduq4erOwmmcr'sootiitsetwlththelniemalional

Union of Operating gr~gmn~crs Local 94,94A, 94le, Owtier ~,*will rurniab the, santa at Tenant's expense.

1UD1~R to intoadiled in raspem to rules ssadcondiutcna for mauaaukl,hnnalaervioet (flOwrwrmess,vettherlphi tes&rnpsri'vtccso(thx Pealing. ,.'I,,'vahttns, pleuislmmla,s, sh'crtIdi9slinlt, ehretrw, power systczsts ttr ~1catthsq or other servmnas, If any, when n~spuy by meant of aecidertl or [cx tepees, atlorstiors. replacer aorirnpmvc,iicnuneceitoiyortlezlicblelfltltejudgmcnt ofOtaitor. fares in my~re~soetnbdyraqtsinidbyrcasaisiIme~xof, If time building of wInch tiati donm*od premixas are a iwt iu~tphcs manually operated elevator satwe, Owner ~t rely dme1rnoy oubetiwle automatic control elevator service amid proceed dfligttssdy tudOr ailesattoere necessary therefor wiIhCIiI In any wise sffcctt~g UsIa hone or the obligatIons of Tsemesmt hereunder. Cspdoesu3O~ 71w Cjjrztksni are heerhoml only nsa matter of eoswcnirnco,and for rclermea, amid as no way define, ljmttnrdsenthesmpeofthslessenorlimehitcmofanyprovInocsi thereof.

DeMllqi'se	31, The slims "amos', or a[rrces', whomever vacti in
Unxleasejshisit noibcecnstnsedsomnesnptenrdasa used
cassorecesmoun,	farthe alee splay, atwaytirrsc, o(gocxJ~, wares or

mevcltarmdusc,ofsnyklaad, araeares~qurant, shop. booth,bootbl*ctiorothers'stad. barber shop, or [or other airrubar ~iorposoe, or for tmsasfsclruiest. The tenTh 'Owner' macansi hsivilordor lessor, srmd as used in this lanse mnesna only tire owner, orUarmongagas ioposscai~amfordwdmeudng, olthchusd mmmii lealidling (ortite owner ofalaseof the tzsildplgoc 01' qelandand building) olwhich the demtsc4pmcdilseI (em a pan, to tlsatm iheevcnto(snyaslcorndas o[aaid mmmd andbutktiiag, oçotsesalcsse.cxindleeterno(aheaseotsaidlxiitding, orofthe land amid biting, dse said Qwster~hsil tip rind hereby ii, entirety [timed and meflevad of all covrmemas arid obligahlatu o( Owner lsonmtsdcr, asmlI It shall las deenncd and corisuved withcu ftefrr qreesnertt between the parties cm treir sucecesoni us snilceesi, on bcrwccn thepnt'sea and thtiwrvlmaaer atanysuch side crdarsadmnanentttoshuilcting, or nfihelandandbslldlng, nkatttie pwvlw ax tie Icooce of the buIldIng lm4c imeetaimed and agrvail to carmy nu~ stay and alt cove~muta and edamptoimi orOwmee,jsarsesdar. 'Ibowotdt 're.Onl*t' Slid f5- sitU)" uusedbs this lease rvapicsnnfln nhelntxhmiczil legal mnearjng. 'Use ~ days' as used lti this lease shall exclude Saturdays. Sunniave arid dldaysasaborvcdbymesasteorrelOaremnnvelsulegaltseheayssclml those ocstpp4atl rishutldays bythc~blebqsdingservIceuniaimcmpteyee&tm'vice ~ ct'bytlheapplcabieOpcrailhg ~n&nmesooraracswdiJ,rusmronto llVkC service, Whenever It Is expressly ~x1mvkIcd set this tease that COniCetL shall raiL be wmie5s~msably w~ilrlae3d. such ccnse1st shall rat beunreasoetably delayed.

Mijoettit32, If ap excavation 'hail be made utsocs land texanvat1~n-adjacent to Use demised premIses, or ahail be auti,o Shmsrlnj:flzcd to wrmade, Tenant shall afrs so mite person causmng o( authorized to cause ouch excavailcit, a lIcence as enter upon thctlentlacd prenmisce muss psirpoce ofdoine moeli work as said person shalt cons ncccs4ry pa preserve Uric vault or Use building. or which qemle.d prwntsca forrt ~ part, 1mm injury or damage, smito support the eameby proper foundations, w~thoutany claim fardaseagcs orindemnliy against Owner, or dlmmesuuion ozms~batcmcnt of rent,

Rulca mud	33, Tcm~mau aia4 Tenant's eaments, employees,
Rcgsslamllesas:	agetxns,vistlona. and licensees shall observe raithfully.
atidicotuply strictly with, Use Rules and Regulesions said such other and funiser reaaopabla RatIos and RegilIsUons as
Owper or Owncr'a agents nsayj from tithe to time adopt. Notice of any snhdhtlonel Il,tsttrsor Regulations ~aIltt,iventfl1tschmaflne!MOWnerm5Y elect,

tnscsecicnisstdiapsstcs the rcaaonablcfle*s ot'rniy .4dmuonal Ruletor Regtslations hereafter made or pqiopIcd by Owner or Owner's agents, the pasties hereto agree to submIt tile question of Use reasanabtencex oF such Rube or Regulations for atecaston so the New York oflice of the Ameflealt Arbiinthon Association. whoae~dcIermhft2Uols shafi be final and cotnehsisive upon the p&AI*3 hereto. The $gIit to d~sputc the rcasorscblcncas of any unless the same unit be assorted by service of a notice, ip writlisj. upon Owner.

7:~pp~ 212 610 2222 NO.245 P.8/lB within fltleen (15) day~a1tcF Use jmvifl$ of notice thereof. NothIng in this tease eotsushscd shalt be CpnsUucd so imyonc upon Owtseri any duty orobtlgatlon In enforle miss Rules alid RegulatioN or ~ COVOna~~~~ ~ cpndltlotms Sq assypihcr letse, uppiddm any other tciiaztt, end Own riot he Unable tol'onuat for violetsota of the same by any other t is servants, employees, agents, vlaflore or Ilceunsecs.

	34.	a~LJsa~ dcy~lted mettle Owner the

numof 1,t,t~,,V
~.	S I	I uscshxrIty(orclmeftitIlfUI ('1

     pe4ozm~ttcc auG ctascrvasrcabyionefttOfthe ienTsp, provunons end conditions of 11115 lease; tile mgynatd tint let Use cvenssl'cnapi dcfisualta in reSpect or any of pta terms, provisions cad conditions of dint lease, biteluding, but not Iin~hi.il p0 trw peynseni of rent an~d additional rent, Owner missy isa;, Isiply or retain I~he whole or any part of Use security cii depoetted to time essent required for time payment orany rent arid additional rent. or~mnyotZ%et$Utn at so wh$Pi$sTsmnsnl is itt deftiuli. or forany eum which Owner prey capend or may b4 nsqwued us expend by reason of Tenasmt'a default in respoclof city uIllmattbflrta, covenants and conditions orthls lease lnchad)nj but not lImIted so, si~y damages or deficiency in the rs4cuing o time demised premises, whethem~'such dasysugc& or delncaeney aectued bcEore or aAcr nimmasy proccedlrtgs qr other re-entry by Oviier. In die event thai. Tenant ahnili (icily anti Faithfully comply wIth allot the terms. p(OVrIiOflAt Covenants and t'imdl&hons of lIds lease the sotumrliy shaLt be returned to Tenant after the date flamed as tiulond cfhe levee and after delh'cryOfeqilre yxpecmatcn of the dcmilcd premises to Owner tn ut event p1's nile or the land and betiding, or leasing or the btiiidlng. otwhltb tim. denstsed premises farm a part, Ownershall have ~ms right tosra,safcr ilsesecurity to the vandcc orlessee, and Owner tJaaIl tharphpon be reteised by'Ttnane fromall lIability for the return otsuda socusity;~nd Tenant agriem 10 tOok to thensiw Owner

o o' ~iderlo be add~4iti~cessaq.

7:~pp~ 212 610 2222
NO.245 P.8/lB
osolely (or the return of said ascuriuy,~nnd $t is agreed nutat the provuionss
htn'sof shalt apply so every irunafer o~ assIgnment mada of tine security to
o slew Owner. Tenapt further covsnan)s that it will tins assign or enctimbee, or attanimpi to us,jra or .imcscmber, the lnonlc.t dejiorihed hercift as security, anti that neither Owner nor ~ta 1ucea5i~n or
assIgns ehafl be bound by nasty such asslgnmettt, encunmkr~nos.
atsens ted ssttgnmartt oratsempiedencurnbrarica.
Egoppel35. Tenant1 at easy time, arid From tinne to time. Upon
CrrWicale:at brag trim (tO) days prior mmotucc by Owne shall exocutsacknow)edgo arid deliver to Owiw, an~)or to
eisyoshcrprrsoit,
rlrmnorwporoncpediIiedbyOwser.csmonlornifyinc that dais
lease in unmodified and is fuR Free anti chines (or, If there have beep modificauons. thu the same I~ In fu'l totes end
clTcctas modified areS stating
o the in dH~thoçta)~asa~çrg the dapts us y~tith the renLcitd additional
Wirness for Owner;

ACKNOWLED~E~NT
rotuhave been paid, and etaUng whether or not thqre exIsts anydefauli by Owner tundcr this tease, mad, If so, sped~ssg each suchdefault.
Sucemeore36, 'lime Ltreenaumis. eon4ioaeis amid agreements con-
and Msignaiissued ba~ds issue shalt bind and inu.ro to she benefit of Ownc~ Snd Tenant amid iheir res~s1ve heirs, dl;
sibutses, e~tqra, adsmiinlatzwors, uccemscra. and exOept as otherwise provided In ilnis tense, their nesigpr Tctwtu. shall look only tu Owner's estate and interest In him, land and buil~g. forthe satiefacuon olTetaanl'a remadlen forihe coil ofajiadginene(qrotherjudlciai process) against
Ownerin	the	eyenbarasnr
dcfauhebyOwncrhcrseinder.andnootherpmpcntyorasesuitustlch Owrier (or any partner. mctnbc~, officer or director thereof, disclosed or
uoosed),shsilbesobjuct~y,execuUonorothersama1pntcohme
for Use satisl*cmuon of lances's rth~medice under, or with respect ho, this lease, ndonahipo1'Owaerandlmendsereunder,orTrnaqtl
ueeasadOccupancy
othtslcmissdprcnilam.

o In Witness Whereof~owner and Tenant bavø respectively signed and sealed this lease a~o1' the day said year tirat above written.

STATE 01' NEW YORIC,

COUNTY OF
SS.:
On the	day of	- in the year __________ before me, th~sln4ersigned, a Ifotary Public in

and for said State, personally a~pcarcd		:' personally known to moor

proved to rnea~ the baiig of sati$~aotory evidence to be the individual(s) whoserasme(s) is (are) eUbsc~1bcd to the within instrument ond acknowk.dged to me that h~Fshdthey camec.uled the Sterno in his/her/their capacity(ies), ann~Ith5t by hls/herfthair sIgnawre(s) on the inau~srneTtt, the individual(s), or the person upon behalf of which the individual(s) acted, executed the Instrurriont,

GUMLANTY

I NOTARY PUBLIC
roft VALUE RECEIVED ~ssd Ii, conaideratice for, acid as	turd during any period wtaenTeuiant is occupying lime
as Inducement in Owfler nn~kInng Us. wi11~fl base with Tenant, lime	dcmltedprcmiscn sac ~4taWtOt7 hCniaflt.~ As runlace itadue.msstt to
undersigned pusrensecs In Owner, Owri*ç'a almeamuon naiad aealgnz,	Owner to make ptli lease, and in rcsnsldcrastors thereof, Owner and the
the full performance acid nsbieryanoro(siI time eovensliu. eostdldon* and	undersigned cove~nant andbgrc. that In city action or procrodlisi brought by
a~rcanaerns, theatIta provided lobe performed acid observed by Tenant,	eIther Owner or the smsd.rllgned egainal the other is any mashers
inclIsdinC sIte Rsilez mmd Regulations" Is Ihcrc%pprovidad, witisma	whsuocber ar'smtung tush of under, or by vusue of, the lemma otnusis
requbusgaity nojies of nomrpsymcpt, naut'pcrfoisnasmcc, or non-	lease or of thin piaranaec. hhsst Owner ansi pie undermgnedjsbait
observeace, or proof Or notice or deunsad. whereby to ehar~c the	and so hereby waive telut byjufy.
undersigned U,erefor, all or whIch the sus4ufsigi,cd hereby esprassly	Dated .,~	luaibeyser
walvas suid expressly egress that time 'validity or shtslagreemneat and she obilgatlonu of tine gmsarisnbof heremanrkr 'IspU in no wisebe verpinratnd sfTccted or lahlmaird by reason sf the assertion by
Oi'nerage~nst Tenant ~ally 0(55w nsI'ts or rentejies reserveil to Owner patiuclit to the jsr,whehoni of Um~widsla lease. The undrrstgmed lurther covenants mad agrees that this guaranty sh~l remain and continue In 1141 force and c(tuct as to any reae,wal, modiflestlon orlexhonoto. of Ibis tease

o o' ~iderlo be add~4iti~cessaq.

JFtl.30.2002 7~j7PM 212 610 2222	NO.245 P.9/18

	day of	india year	before
me, the ushdcr3igncd, a Notary pubic in asid for raid State.
fluOscai Address Rms Name	personally appeared
pcraosaaily known no ins or pr~ed so me on also basis of
sadafaclory ev)dermc.e mime thelradividual(s) lIbosename(s) ii (irs)
stubscribcdtothe within instrument end sckrtow(ddged 10 roe ihaz he/she/they ej.ecuted tim aanse in hls/herhhofr capacttyQes), mmd that by his/hat/their slgnautro(ta) on the insmsmcig, tie
individual(s), or the PC1I$Ott upon behalf of wideb the
indiykhsa1~ acted, executed the 'suswumetfl.

STATE OF NEW YORIC COUNTY OF
) as.:

Guarantor's Reildesice
Notary Pisatis

JFtl.30.2002 7~j7PM 212 610 2222
NO.245 P.9/18
uI_u ~~ND REGUI~ATlO(3:~'[m]' IMPORTANT	~ASE READ °~~ssr,ice antrwac,o, and corradori, mind only
-
M ATFACU~D TO A~D	the freight eleynitees and th~ro
MADE A PART OF THIS LEASE	diulflg vs stud hi a manner &pptov.d by Owner, Owner rerorvus the rigid IPI ACC~ORDANCE WITH AJLT!CLE33. totnspo~a11 feot obroug~m~ ebull
idtoeatiuderromthcbuiI6I~
all frelg h wla',th vtolmno mayo Rube and ~uIationt of lime tease. or whu
1, The eldewsilca, .na,ancea nhjvcwi[1]ys, passages, courts clevetata veal- (here and Repthauofls arc ~ pare.
uSes
bules,*tairwayz, corritioreorhaila sba~l obwuqcdor sncumbcredby~Tenant 9. Cas~vsaslna, mohicIttn~ imid peddling haute building is prohibited siad Tenant craned for!sayputrcthrrlhuu for ing or uproot from thcdcmlsedprcmtsei, shill cooporite tO ptcVeitt same.

aiti for delivery rasowasemanetnanduie said equ1;~mern ~~pmmpi and efticient manner 1~. 0~~'15~r reserves Use riahi no exc$de fronidic building alt persona whodo not using sleyMors and psuasewsyl ddgntat~od for dcltvc~y by
O'vittu. There	ldIngstglaedbYOWnel. OwneralU omtshpscte;tOptteoN shatmnrotbcusadis$JaYsPiCC,orttltblputmtiehitlOrthebull ng,oliherbyTenaflt etwtiomTcu%ant r.queans asme is priting, Tormacit shalt be responsible ror cli a, by jabbers or others Ins time delIvery or rhcrtpi of merchscidtte, any nacid p~scea, Itersotu for whom he raquroto suCh p$'s shell be liable t%OwflIrfUf ~senu ueehit tlsose~u~p~d with ncbbcrtlru sn,,idquIfdu. if
p~cmnmc* ~ of such persons. Tenamit eltatI not Ds.~q ccl m against matter y roseon of ncr

3. Deatpct nag or spier article nlImoji,~ hung orshakçe out olarty wIndow of dcmlw4 renmIud, s~i butidlir; euanl[1]TanpnaUl%*hl lion uvvcçp ~,rOYv, or pchmlt lobe Swept	hhrown. 13, it	blhildi5~ contaifts ceaetr~t air
1~	ôç	C
coedhiotung end ventilation Tenant
front line denilseti prcrtal~ei sthydlrtor 041 substances eats any of the corridors or agrees to toepall w,ndowedoeodit alt bnceend so abidc all rules sLmtIrc~smhaIIotu5 halls, elevators, or eisa of the doore or wI~dows or ~sirways of the bsdldu,tg, aiv,d lssuedbT Owner talUs respect to sucliaera'tccs. trTcposnrequlrei air isIocaIn~ Tenant thall not we. keep or pyrnait to be itmed or kent, city foul or noxIous ga~ or or YcnU atlostalter theuau1~ houcs,'rlntaiatshbu givenoticein vntIllgtO the bwlUtng aubItasace is this deanincti prcnltatta. o~ pcrpttt or stat or this demised prcnalaee ~ be 9 cieatmmuldimt prior to 3; in UsC cascof cervices required on wecledays a
occtipiid or used ~ta p manner oflsnahyc or dajeotlonabie hO Owner or ~ pr or to 3;OO p.naa. on the pits In CaSt of sftcr tasters service requsre'd out occupants ot'Ume buildIng b~' reasortotnol a, odors, anti/or vibrahiosu, or
Inter/are w.ckenmdssrorultolidcys, TcnssmtahallcooporaicwlthOwntr lnobaeiningmsximum Set almy way with ocher tenants or moss having business therein, nor shall stay ~ ~icyCuel, vchicl~aumhmalu, figh, Orbi,Øs kept its orabeuh thcbuihdummg, Smnokinj drapes andc'suiutItp when e aunt's rays fall dtrccdyon thewindow,ollhC tieumrecd orcarrytng Ilgit clgercorcu5 arcntcc air itic elevators of Ibcbuildinj lsprolaibt .
4. u cwritngs or other projsctionn sldtl be attached as time ou~e do wilts of ~ 4. ThUilt shell not move any safc,'bsavy machinery, heavy equipment, bulky idhildin without site prior written eopscst p1 Owner, mimauce, orfiziures itatoor outo(thebsstidis~withotsI wTwt Spnorwrnnlcfl COCi$OIan

£. Nonigst advctIunCfllttfl.. noltccorosllcfletiemhth*ulmsltbttathiibissd,iAsefibCd, If saschs silo, machinery, cqaeipmcn~bi by miller Or fUsturce requirce spttisl painted or aIflutad by Tenunal on saypsirt~lIaa outal of hac dealaid premises or handhlig all work In connection tIme with shall compi with the Mmlnlstratlve thchuildin~, or on so imkle of Use oml~ premIse Ifthesainc vasjbic From ~ Codco time City of Nrw ork and all pshcrlew$ acid regat~a%iono applicable thereto, osuuuklecat cslcn4ecdpiem'alCa, wihiacaut ..~prtsr writacnconncntof Owner, except and simall be den, during 5u~hi tuOiWt 1* Owflet rna~' tieslgnata. hiatt limo panic o(Teaanal tasny appear on tim ntrancc iloorolunc ~ctipmuacm. 15, Refuse oiidTrsule. (1) Compliance by Tenant. Tenant eovcnasts and agrees, ha the scent o( tile vjolntiq%o (orcgohlg by Tenant, Owner may msmaov. lihin at Ill selocoil endoipenara. to comply with afi~cecnl end fswri taut, orders, and without any nul~tfity, anti may cltnargo eta suspense ln~ijn'r,d by sushi maliwal ~ ffl'.tlIIlOill, olall state, Mmml, maflhpipal, beau goveenunansi, departments. Tenant, Interior *1mm on dours and dsrce ry tablot chill be Isicritsad, pa'mtad or cooasstashons wad boards ragzrdustg tIm cothanlon, sorting. aeptrauloaasstd rscyciin; affixed (or 'rosmauut by Owner at the suspens. of Teriausl, sad shalt be eta sloe, cplor ci waste products, garbago, reline and trash, Tenant' hi sort and separate escim anti mii~,le scren~ablc ~ ow~. wsseo çsrcdIucu, g s;c, rofues said trails Istan such categories as provided by law. 0. tenant a..ll not lament. pabst. tktth hots, or In any way delbee asiy part of list Each separately sort cnincgO,y o( wpatc rseOducta. prba~c0rc1usC mO leash elasit dcmiicdpremiacsordicbuii iogo(whl~y1Of1tl pan.

P4obcrinc,cuthins~ be$atGdiflKIciCCWhictat ns yappcovedby wnor. Sucheopirats stringing at wires shall paç~~juci~ _,..,.t with liar pence w~inon consent vucopustas rnmy, at Owner's colon, be removed from tine demIsed premises in Ovvp,sr, and as Owner nrnvy ices,, 'Ts~san~ shall not lay I lawn, or other eimlmer accordance wl a cohisedost ic silo proseribod bY hew Testeat shall rem~vc. or fleorco,erltag.sothenthas.mcshahlenntcsslistCICOmltsrtwhthlhsfIOorO(the eatticto be removed by a cocuracmormecentab to bwner at Owners sole dcunil~ed fresstmsis. antI, i~ lln9leIu.at sirnthterulmltulr flrwsr ntsvrrhia~ b tteshrcd mix diecres,O,,autIs 41srn as Owps may ~*prcast7 ,M4inhsc. (2)'OWner'i Rusts In used, ams nicrtl.alns iathsuuIJ@i sdcadcuniste. FciLslratl hellcat eThu so she floor, by tivini UT u,~~sPnCC Owncrlssj ~he pj)iofl Is ictusa t~CvttcctO( aCCept rrte.ms Or other material, mohlbhe In wutor tile use of cesuone or siSter smatter Tenant watts p cli ~,Tt'itgc. rel~si or Irash (1) lImit Is not ecpsarskd and totted

aucseitenlM~pareUlyprObih,ed ae reqairedb+Iaw or'( )wtuch cosmiisuofuc npcsns as Owner nitsm'cxp(clChY

7. No etlilitloital orbalusar any k~ld stisfl beptaced upon stay or~5w tacit slcahgnal. (cur instIl's removal, unIte 'slnuTcnatmt toarrange rerammo lechIoni or windowi by Tenant, nor shell say ~~::*sicot Its made in coasting lucIus or am 'tenani's sole cost aim'S exrsonsa, smdhleinv a cuntfIclsr asunulactory to Owqec, inacimacusm thereof, Tenant must, upqn aesmhiiulono(hIs ictwmcy. moors o Tenant ihn1l~y all costs, excsrne4: flnen1rrllual. or damsgct misat may be Owm,crahl ,.,a ormtorac, 0 and to lauooms, ittimer furnished to osumerwisi imposed ott net or Testasal reasojta cnmanl's ftilurc to comply with the procured by. Tenant. acid Iii Uarcvaisl of hoes of city keys, soflsnshbcd, Tenasu ~tlut~50tth~ ReSiding Ride lS,p~a , at Tetsani's sole coat said ouspenuc, dull shell piy to Owner alas ~ usereor, papcsnnnl, dolcmad mad hi dOwner nateu fkmcluits9 reasonable togaS Fees anti I. Freight fu~Iure,, businesicspd~ht, merchandiaeaumdbutky mattcrofumy mIpCSIom1 froi~ and spinet nasty sos one c sIres aim usmss arising Iron' euch description sI~ai% delivered tea r ved (hem site demised premises only up nosieomp aries, uUuLointg ceusts rnsueomss~ly satisfactory to Owner,

~ ~

W~ 's9ii

~

~ ~
~oi~
~'ib ~
Guarantor's Reildesice
Notary Pisatis

3~.33.2002 7~j~pf'~ 212 610 ~22
NO.245 P.10/18

LANDLORD: Chestnut Cove Development, LLC

TENANT: AUTOMATE) SYSTEMS NATIONAL NETWORK, INC, DATED: MARCH 20, 2001

Continuing par4graph three (3) of the pTa-printed, lease form~ In the event Lan.d.lord shall permit Tenant tç malce any changes, except facade, (see paragraphs~67 and 68) alterations or improvements to the demised premises Tenant shall ~rst obtain ~ building permit from the City of Glei~ Cove and shall build and alter pursuant to all app1,i~able codes and shall obtain a New Yprk l~oard of rire Underwriters Certificate f~r the n~w construction or alteration or exi~iing conditions as required and shall further obtain~ a Certificate of Occupancy and ~baU provide Landlord with a eopy of the building permit, New York State Boaid of fire Underwriters Certificate and Certificate of Occupancy within five

(5)	days of reeejpt of each document. 37. 'Omitted,

38,	The ten~nt shall procure and maintain at his own cost and expense, during the entire tdrm of this agreement, public liability insurance froth an insurance coznpan~' licensed to do business in the State of
New York, ~whteb policy shall providetinsurance coverage for bodily injury, death1 or property damage of not less tha~t L~ for each accident or occurrence, The policy shall name boti~ th~ tenant and the landlord as insured and shall provide that the policy may not be c~nceLed except upon 30 clays notice tQ the Ltmdlord~ Tenant shall provide LandlorU with An original insurance certificate before occupying the demised premise~ evidencing compliance with this paragraph. Upon failure of the tenant to mainjain said insurance, landlord shall have the pr1v1leg~ but in no event shall be obligated to procure said insurance coverage, and the an~unt of the premium, if paid t~y the Landlord, shall be due and payable with the r~nt instaiiment next due, and shall be considered as ad4itional rent under this agreement.

	a.	Içby reason of the use of the premises by the tenant the premium for fire, iMbility or other insurance niainta~ned by the Landlo~d on the ep.tLre ~emises is increased, the tenant agrees to pay, as ad~litiona1 rent, the a!nount of the increase in Landlord[5] s insurance pren~um, which amount shall become due immediately upon affecling the La$lord's insurance premium and payable with the next succeeding installment of rent

39.	Land,lor~ grants to the tenant, in common with other tenant~, their agents, serv'ant~ employees, customers and other persons doing tho~r work for or busines~ with the tenant at the demised premises, the non-4clusive right to use the "cor~mon areas", consisting of the parking field, roadways, pathways5 sidew4s, and other areas and. facilities designated, by the l~ndlord for corn.tnon use on the premises.

Guarantor's Reildesice
Notary Pisatis

RIDER TO LEASE
a.	The common areas shall be subject to the exclusive control and m.anagement of the landlord and the landlord shall hpe the right to ~stablisb, modify, change and reinforce rules and regulations with respect t~ the common areas which the tenant agrees to abi4e by and conform with. The tenant agrees that its officers and employees will park their a~tomobi-1.es only in such areas the lancUord from tin~e t~time may designate for employee parking, "/T~'

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40.	Tenant agrees that he shall bear the entire cost and e~penseof providing water, l~ot water, janitor or cleaning service, gas, electricity, telephone and all other services and utilities at the preiri.ises, which accounts shall be opened in tenant's own name and be the obligation of the tenant to pay.

41.	OinittecL

42.	This a~eement is entered into by the landlord on reliance of the expressed represe4tations by the tenant that the making of this lease was secured by no person, firm or corporation acting as broker herein

43.	Anythit~,g to the contrary herein contained notwithstanding,~the tenant is given permissIon to erect signs on the exterior otthe buUcUng of the demised premises provided:

	a.	Said signs comply with all rules and regulations of any governing ~thorities having jurisdiction thereof.

	b.	~aid signs shall not interfere with signs of any other tenant in the same ~uilding:

	c.	Said signs shall be installed without damage to the building.

cL Said signs shall be subject to the prior written appro$al of the landlord, it being the intention of the landlord that the signs to b~ erected by the tenants of the building shall conform to a uniform format and plan.

44.	The te$nt agrees that at all times during the term of this lease, it shall, at the tenant's~ own cost and expense:

	a.	Içeep the demised premises and all show windows and signs and other areas allocated to the sole use of the tenant in good~, fleat and clean c~)ndition.

	b.	To conduct its busincs6 at all times in first class and reputable manner, the t~nant shall not conduct any auction1 fire, bankruptcy or going-out-of husiness sale in the demised premises without the prior written consent of the landlord;

c,	Unload its merchandise and supplies and remove its rubbish only by way o,f tenant's doors.
d.	store all trash and garbage within the demised premises or dumpster prior to removal;

Guarantor's Reildesice
Notary Pisatis

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e~ Permit no act or practice which may tend to injure the building or its ~quipment or be a nuisance to other tenants nor burn any rubbish on the 4emised.prem.ises nor change the exterior color of the demised premises, qr size, character or location of any si~a approved by the lan.d.lord, nor ipatail any e,~terior lighting flxttires or awnings or permit any advertising ~ecUum or loud speakers or sound creating device, radio broadcasts to be heard outside of the demised prem.ises~

f.	Z.eep the demised premises free of vermin end, if the same become tj~fested, cause the same to become immediately exterminated.

g.	~Tot use or permit the use of any portion of the demised premises for ~leeping apart~aents or lodging rooms or fo! any unlawful purposes;

h.	Take good care of the ciern.ised premises, its heating,, air-conditioning, ~lumbing plant and fixtures and appurtenances; and make all repairs and r~placement in and &oout the same necessary to preserve them in good drder and eondition. It is understood, however, that the landiord shall make all repairs to the exterior walls, the roof and all structural repairs, ~xcept those made necessary by acts of the tenant, its agents, servants or ~mpIcyees; tenant shall give prompt written notice of any alleged roof 1~alcs and landlord's liability shall be limited to repa4r of leaks only;

i.	5uffer no waste or injury to the demised premises orthe common area;

j.	1~ot to use the plumbing facilities for any purpose other than their intended i.~se and purpose.

45.	Within ~en (10) days after request thereof by the landlord, the tenant agrees to dellver ~n reeorc~able form a certificate to any proposed mortgagee or puchaser or finan~ial institution certifying that hi~ lease is in full forae and effect, that the tenant i~ in possc4ssion thereunder, and that there are no defenses or of~ets thereto.

46.	Omitted.

47.	It is hereby 4xpressly understood and agreed by and between the parties hereto, that the tenant shall ftot be entitled to any abatement of rent or rental valucor dimirndion of rent ir~ any actio~i between the parties hereto or in any summary proceedings of the nonpayment of rentlanci that in any action by the laiIdlord for rent or additional rent and in any st~mznary px~cee4ings for nonpayment of rent the tenant shall not have the right to set-off, recoupu~ent or counter-claim for any damages which the tenant may hive sustained by rea~on of the landlord's failure to perform any of the terms, covenants and con4itions cont4ined in this lease on his part to be performed or for any other cause. The tenant shall be r~.legated to an independent action far damages and such independent action shall not ~t any time be brought or consolidated with any action or proceeding Instituted by th&lancUord.

     48. Th~ tenant herein shall have no authority t~ create Uen~ for labor or materials upon the landloi~d's interest upon the above described premises, and all persons contracting witl~ the tenant for the alteration or rep4ir of any of the buildings or for the

Guarantor's Reildesice
Notary Pisatis

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erection or inst~llation, alteration or repair of atiy buildings or other improvements upon the above described premises and all materialment, contractors, me~hanics, or laborers, artisans and other persons are hereby charged with notice that they m.u,st look to the tenant and to th~ tenant's interest of the above described property to secure the payment of any bill for work done or material furnished during the term of this lease.

In the e!gent Tenant shall create such lien in violation of this provision, Landlord, in additibn to any other right or remedy ft may have, shall have the right, but riot the obligation, to take whatever action it may deem necessary and appropriate, includiri~ sati~fying tue amount oft.he lien, the cost Qf which shall then become due and payable to the Landlord by the Tenant together with Landlord's reasonable attorneys' fees, payable with the mor~thly rent next th4e.

49, This le~e is expressly made subject to the Zoning Ordinances of the Cii.y of Glen Cøve. All permits which may be necessary for maintenance an operation of the tenant's business from any municipal agency having jurisdiction over the premises shall be obt4ined and maintained by the tenant at the tenant's own cost and expense.

50, Tn the ~vent of a breach or threatened breach by the tenant of any of the covenant or proyision~ hereof, the landlord shall have the right of injunction and the right to invoice any 4ernedy allowed at law or in equity, as if re-entry, s~n~mary proceedings and other re~nedies were not herein provided for.

51 The la4lord shall not be liable for damage or injury to person or property unless written notl~e of any defect alleged to have caused such damage or injury shall have been given t~ the landlord a sitfflciein time before such occurrence to have reasonably en~.bled the landlord to correct such defect. Nothing herein contained shall impose any additior~i obli~atian on the Landlord to make repairs.

52.	Except 'Ivhere caused by Landlord's a~irmative act or negligence, Landlord shall not be li~ble for injury or damage to person or property occt~rring on or within the preraise~ or demised premises.

Landlord shail not be liable for any failure of the water su~ply, gas or electric service, or for any injury or dathage to persons or property~cause4 by gasoline, oil, steam, or electricity or hurricane, tornado, flood, wind or ~im.ilar storms or disturbance, or water, rain or snow which may leak for flow fro4~ the street, sewer, gas mai.us, or any subsurface area or from any part of the bui4ng, or for any interference with light or air. Landlord shall not be responsi~le or liable to Tenant for any injury, death or damage resulting from acts or omissIons of persons occupying any area of the premises or the demised premjse~ including common areas. If the Landlord or any successor In. interest shall be ~n indMdual, joint venture~ tenancy in common, flrm or partnership, general c~r lin3ired there shall be no personal liability on sucl~ individual, or on the member4 of such joi.nt venture, tenancy in. common, firm or partnership with respect t~j any of the covenants or conditions of this lease, Tenant or any successc~ in interest or one deriving an interest through or under the Tenant or its successo~ in interest shall look solely to the equity of the then landlord in the

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premise~ of which the Demised Premises forms a part for th~ satisfaction of the remedies of Tenant in the event of a Breach b>' Landlord of' any of the covenants or con4j~ions of this Lease, and the rights of such tenant or ~uccessor in interest or one denying an mntere~t through or under Tenant or such suQoessor in interest for the purpbse of collecting or using the assets of Landlord to satisfy any legal claim against 1~andlord are hereby linitted and restricted to the interest of the Landlord in the Prbrni~es as if such interest were the sole asset of the t~andlord and the liability ~f Landlord to any party arising out of, under or in ~tiy way in connection with the Cterms or provisions of this lease are specifically ].irriited to the value of

Landflord's interest in the Premises.

53, Tenant ~hall qse premises for office, warehouse space and light mannfacturing..

In the event th.at any other tenant shall fail to abide by or confoi4n to the use or uses granted to tl~e tenant herein, there shall be no recourse to or against the landlord, nor any abatezne$~t or diminution in rent, but the tenant herein shall ~e relegated to an independent'aetian against such other tenant, either in the name~of the landlord or in the name ofihe tenant, all at the sole cost and expense of the tenant herein and without recourse to the landlord.

54.	Notwith~tanding the provisions of?aragra.pb I~OUR.TH QL'the lease the parties agree th~ said paragraph shall be modified by Section 227 o~'the Real Property Law and~ shall be governed by said section of the law in the óvent of any conflict in the previsions of the lease and said statute.

55.	The part~es agree that the tenant shall be responsible for the repair of ~U gi cIamagc~ or broken at the demised premises~ E~?(C1fJJ' 441t~r'fh ~

56, Tenant aball have the right to make non-strt2ctural a1terati~n~to the premises, subject t~ the landlord's prior written approvals which appr&val the landlord agrees hc~ will not unreasonably withhol4 or delay.

57.	Tenant s~aU pay to the Landlord, as additional rent, on a pr&rata basis based upon the perc4~.tage set forth in paragraph 60, any increase in property and school taxes and asse~sments, including sewer, special assessments and a~y other charges eol1ectib~e with the real property tax b~ll~ for the premises, o~srer the base tax yca.r 2001. T~ic Tenant shall pay said additional rental to the Lar~d1ord at the earlier of

30 4ay~ ~.fter said tax, as~essment or charge first becomes du~ and payable to the proper ta~cing authority or upon presentation of copies of sai4bifls. Ii~ the event there is a~decrease In the base tax, then the base tax year sha1~ be decreased and Tenant s]~all be responsible for any increase over the new base tax year. Landlord and. Ter4~t agree that copies of tax bills shall be sufficient eyideuce to show any base tax ~'ears and any increase thereof Tenant's pro rata share shall be 13.00% (See #603.

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58.	Rent is 4ue and payable on the tIrst day of each month, If tent fails to pay the rent by the 15th clay of each. month landlotd may impose a late charge of five (5%) percent ~f the amount due. If for any reason, except bank error, any check cielivere4 to the Landlord by the Tenant is returned unpaid, ~ênant shall be chargedthe awn of $100.

59.	This lea~e may not be assigned, or the denilsed premises sulilet or occupied by any othet person or entity other than the Tenant named in th~ agreement without the prior!written approval of the Landlord, wl4ch approval sl~all not be tmreasortably withheld. In the event Landlord grants approv~.t for the assignment of this le~,se or the sublet of the premises, the annual rent shall be accelerated to the next succeeding year's rent leyel, and the rent for the lass year of the term of the 1ease~ shall be the annual rent for the year immediately pr~eeding the last year plus six 46%) percent or a percentage equal to the cost of living increase for the year imthediately preceding the first month of the last year~ o~the term, whichever Is greate*.

60.	Tenant shall pay as additional rent, its proportionate share of all common area mainten~ce charges, including but not limited to snow rem~tval. Tenant's proportiqnate share shalt be deemed to be 9100/70000 = 13.00.

61.	Tenant 4~al1 indemnify and save harmless Landlord3 its suc4~ssors and/or assigns from and! against any and all claims, dem~nds, c~ses of acti~n, damages, costs, expenses~ lawsuits and liabilities of every kind arising out of~~r in any manner directly dr indirectly copneeted with the u~e, e?4~tenee and ~~intenqnee or occurrences connected with any Hazardous Substance at the ~remises.

As used hcrcin 4lazardous Substance" means any substance which as of the date of this Agreement is lis~e4 as "hazar4ous" or "toxic" in the reg~ilations imp~bmenting the Comprehensive ~nviromneutal Response Compensation and Liabii~y Act ("CRBCLA"), 42 TJ.S.C, Sectidn ~01 et scq, or the Resource Conscrva4on and R~overy Act ("RCRA"), 42 Ti S.C. Section 6901 et seq, or in any nile, order or re~u1ation or guideline of the NY.S. D4~art~nent of Environmental Conservation, the City of Qlen Cove or the expense, Nassau County Department of Health Services, as

62. Landlord~sha1l complete the following work
outlined i~ Schedule "A".
1.	Provi~le and install new 1~i~do)ys; an4
2.	Provi~e and install
~'~e'b~.dTfi~ning in
entire
3 Provi~e and install new		400 amp electric panel.
4.	Provi~e and Install	twQ new en~ance doors and one rear

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5.	Tnstal~ two new bathrooms, as outlined on plan.

6.	Bui1d~out o~ce in-a t-~ ~epa6e ~s provided in plan ~ttached - all walls will bb taped and
paint - 10 ft. high.

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7.	Do iali electrical work that is necessary for code; namely exit lights, batb!oom GPI and exhatist fan.

8.	ProvSde waste line and~~ for hot and cold water in tei~ant's kitchen.

63.	Tenant~s Work

1.	Paint Pre~nises

	2.	Carpetl~g and/or tile (except bathroom).

3.	All elcc_cal work including outlets, lighting, dimmers, eto,

4.	All tele~hon.e connections.

5.	suspended ceilings if desl~ed,

     In retard to tenant's work, Tenant a~ces to provide 1an~lord with certificates of insura~ice naming landlord as an additional insured from all of temant~s contractqrs. Also, tenant's electrical contractor shall provide landlord with fire und.erwrl~ters ee*'tii~cate for all of tenant's electrical work. Tenant's electrical contract~r must also be licensed in the City of Glen Cove,

64.	Providedi tenant is not in. default of any covenants and condi~ions of this lease, tenant sh~l.l have the option to extend this lease for an additional term of five (5) years prc~vided:

1.	Rent sch~4u1e shall increase 4% each year over the preyioustyear for each year of the five year option

2,	Tenant n~ti±1ed landlord at least eig1~t (8) months prior to th~ expiration of the original 1~rm of the lease of its intention to exercise its optio~to renew. Said notificati~n must be by certified letter, delivered to landlord's office.
3'	ALl otheziterms and conditions of lease shall	remain the same as if the
	option period w~s included in the	original term of the lease.
rent'	~

66~ In the ev~nt landlord's work is not		substantiai.ly completed
bjr~~ 2 01, then in that e't4nt al.l dates of 1ea.~e shall be adyanced accordingly,

6/.	SCHE1X~L~ A2~NUAL MB~11MUM BASE RENT

1.	FOR 'iHE FIRST YEAR of the lease 7/1/01-6131/02 the sum ci "~~0 payable in montl4 installments of ~

2.	FOR T}~ SECOND YEAR of the lease 711/02-6/31/03 the ~um of ~E -payable ii~i monThly installments o

3.	FOR TH~ THIRD YEAR of the lease 7/1103-6/31/04 the su~ of~JT~ayable in month$' installments of $5500. ~ V

4.	FOR THE FOURTH YEAR of the lease 7/1/04-6131/05 the ~thn of ~ payable i4. monthly installments ot~

5.	FOR. TI~,P1FTH YEAR of the lease 7/l/05-6/3]~j~4i~e sim~ of~payable in ~non instaflmenr~ of

$~. JLfl~T fli~

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'ansfer to the Assignee that sublease (the agreements dated January 6

~ Assignor as overtenant and by Intellidyn NY 11793 as unde:

ent") to assign a sublease according to th

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vertenant under the Sublease.
,on and shall inure to the benefit of the partie	itted assigns.
gnor Overtenant by Undertenant under the St	this Assignment
starting as of the Effective

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The Undertenant in the above Assignment of Sublease executed on 26th day of January, 2005, consents to that Assignment. The Undertenant also agrees to the Assignee assuming the obligation to accept rental payments as well as all other duties and obligations as provided in the Sublease. The Undertenant releases Automated Systems National Network, Inc., Assignor, from its duties and obligations as Overtenant under the Sublease and accepts Assignee as Overtenant in the place of Automated Systems National Network, Inc., Overtenant and Assignor.

Dated: January 26th, 2005
Intellidyne LLC	Name(j~c~L

By:	Title:
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